UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Brocade Communications Systems, Inc.

(Name of Registrant as Specified in Its Charter)

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Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

To the Shareholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Brocade Communications Systems, Inc. (“Brocade” or the “Company”) to be held on April 11, 2017, at 2:00 pm Pacific Time, at the Hyatt Regency Santa Clara, located at 5101 Great America Parkway, Santa Clara, California 95054. The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you can vote in person even if you previously submitted your proxy. Please vote as soon as possible.

At a special meeting of shareholders held on January 26, 2017, our shareholders voted to adopt the previously announced merger agreement we entered into with Broadcom Limited (“Broadcom”) on November 2, 2016 under which Broadcom agreed to acquire us. No further action by our shareholders is required with respect to the merger agreement with Broadcom. Accordingly, no action will be taken at the Annual Meeting with respect to, and no proxy is being solicited by this proxy statement in connection with, such merger agreement or any matters related thereto. While we anticipate that the proposed merger with Broadcom will be completed in the third quarter of our fiscal year 2017 (which begins on April 30, 2017 and ends on July 29, 2017), if the closing of the merger occurs prior to the commencement of the Annual Meeting on April 11, 2017, then the Annual Meeting will not be held.

Sincerely,

David L. House Chairman of the Board	Lloyd A. Carney Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April 10, 2017.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April 10, 2017.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 11, 2017

On April 11, 2017, Brocade Communications Systems, Inc. will hold its 2017 Annual Meeting of Shareholders at 2:00 pm Pacific Time. The meeting will be held at the Hyatt Regency Santa Clara, located at 5101 Great America Parkway, Santa Clara, California 95054 for the following purposes:

•	To elect Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Kim C. Goodman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	To conduct a nonbinding advisory vote to approve the compensation of our named executive officers;

•	To conduct a nonbinding advisory vote to approve the frequency of future advisory votes on named executive officer compensation;

•	To approve the amendment and restatement of Brocade’s 2009 Stock Plan;

•	To ratify the appointment of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 28, 2017; and

•	To transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the meeting at the date and time specified above or at any adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For Brocade’s Board of Directors,

Ellen A. O’Donnell
Senior Vice President, General Counsel and Corporate Secretary

San Jose, California

February 23, 2017

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please read the entire proxy statement carefully before voting.

ANNUAL MEETING INFORMATION
Time and date	2:00 pm Pacific Time on April 11, 2017
Place	The Hyatt Regency Santa Clara, located at 5101 Great America Parkway, Santa Clara, California 95054
Record date	Shareholders of record as of the close of business on February 17, 2017 are entitled to vote at the meeting
Attending the meeting	Please follow the instructions under “Can I attend the meeting in person?” in the “Questions and Answers About the Proxy Materials and Our Annual Meeting” section of this proxy statement

Items to be Voted on at the Annual Meeting

Item		Board Voting Recommendation
1.	Election of directors	FOR each director nominee
2.	Advisory vote to approve the compensation of named executive officers	FOR
3.	Advisory vote to approve the frequency of future advisory votes on named executive officer compensation	FOR “ONE YEAR”
4.	Approval of the amendment and restatement of the 2009 Stock Plan	FOR
5.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 28, 2017	FOR

Overview of Brocade

BUSINESS DESCRIPTION	KEY FACTS & FIGURES

•  Brocade is a leading supplier of networking hardware, software and services for businesses and organizations of various types and sizes

•  Primary products and services include:

•  Storage Area Networking solutions

•  Internet Protocol networking solutions

•  Many of Brocade’s products have been designed to enable customers to deploy next-generation architectures and networking technologies, including mobility, virtualization, cloud computing, software-defined networking, network functions virtualization and network visibility and analytics

	Ticker Market Capitalization FY 16 Revenues FY 16 Gross Margin FY 16 Operating Cash Flow Employees	BRCD (NASDAQ) $5.0 Billion as of Feb. 17, 2017 $2.3 Billion 64.6% $410 Million >5,900

Brocade Communications Systems, Inc. | 2017 Proxy Statement    1

Fiscal 2016 Performance Highlights

Our Board of Directors

Name	Age	Position	Director Since	Independent	Other Public Company Boards	Committee Memberships(1)
Judy Bruner	58	Director	2009	Yes	3	AC (Chair)
Lloyd A. Carney	55	CEO and Director	2013	No	1	—
Renato A. DiPentima	76	Director	2007	Yes	0	NCGC
Alan L. Earhart	73	Director	2009	Yes	2	AC
John W. Gerdelman	64	Director	2007	Yes	1	AC, CDC
Kim C. Goodman	51	Director	2016	Yes	1	CC, CDC
David L. House	73	Chairman	2004	Yes	0	CC, CDC, NCGC
L. William Krause	74	Director	2004	Yes	2	CC (Chair), NCGC
David E. Roberson	62	Director	2014	Yes	1	AC, CDC (Chair)
Sanjay Vaswani	57	Director	2004	Yes	0	CC, NCGC (Chair)
(1)	AC = Audit Committee, CC = Compensation Committee, CDC = Corporate Development Committee and NCGC = Nominating and Corporate Governance Committee

2     2017 Proxy Statement | Brocade Communications Systems, Inc.

Corporate Governance Highlights

We maintain corporate governance policies and practices designed to promote the long-term interests of our shareholders. The following are some of our key corporate governance policies and practices:

Majority of independent directors	Majority voting	No supermajority voting provisions
Separate CEO and independent Chairman	Shareholder special meeting right	Annual Board self-assessments
Annually elected directors	Proxy access bylaw	Shareholder engagement

Executive Compensation Highlights

Our executive compensation program continues to be based on a pay-for-performance philosophy. Our executive officers are compensated in a manner consistent with our business strategy, market practice, corporate governance principles we believe to be sound, and shareholder interests and concerns. We believe our executive compensation program is strongly aligned with the long-term interests of our shareholders.

The following are some of our key executive compensation policies and practices:

Pay-for-performance philosophy	Independent Compensation Committee	Stock ownership guidelines
Large portion of compensation “at-risk”	Independent compensation advisor	Clawback provision
Performance-based equity awards	Annual “say-on-pay” vote	Annual executive compensation review
“Double-trigger” change of control arrangements	No guaranteed bonuses	Succession planning

Pending Acquisition by Broadcom Limited

On November 2, 2016, we entered into a merger agreement with Broadcom Limited (“Broadcom”) under which Broadcom agreed to acquire us. Upon the closing of the merger, our shareholders will receive $12.75 in cash, without interest, less any required tax withholding, for each share of our common stock. Our shareholders approved the proposed merger and related matters at our special meeting of shareholders held on January 26, 2017, with approximately 72.6% of our outstanding shares of common stock as of the record date for the special meeting voting in favor of the adoption of the merger agreement. No further action by our shareholders is required with respect to the merger agreement with Broadcom. Accordingly, no action will be taken at the Annual Meeting with respect to, and no proxy is being solicited by this proxy statement in connection with, such merger agreement or any matters related thereto.

Consummation of the merger remains subject to certain customary closing conditions, including the receipt of certain governmental approvals in various jurisdictions. Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the third quarter of our fiscal year 2017 (which begins on April 30, 2017 and ends on July 29, 2017). If the closing of the merger occurs prior to the commencement of the Annual Meeting on April 11, 2017, then the Annual Meeting will not be held.

Brocade Communications Systems, Inc. | 2017 Proxy Statement    3

CORPORATE GOVERNANCE

Governance Practices

Our Board of Directors (“Board”) is actively engaged in promoting the long-term interests of our shareholders, maintaining internal checks and balances, strengthening management accountability and fostering responsible decision making by management. We highlight in the chart below certain key corporate governance practices, most of which have been in place for at least several years.

Key Corporate Governance Policies and Practices

Majority of Independent Directors. All of the members of our Board other than our Chief Executive Officer are independent within the meaning of the NASDAQ listing rules and applicable SEC rules.

Separate CEO and Independent Chairman Roles. Our Chairman of the Board, David L. House, is an independent member of our Board.

Independent Board Committees. All of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ listing rules and applicable SEC rules, including applicable enhanced independence requirements.

Annually Elected Directors. Each of the members of our Board is elected annually for a one-year term.

Majority Voting for Election of Directors. Our Bylaws provide for majority voting in uncontested elections of directors.

Proxy Access. Our Bylaws permit eligible shareholders to nominate candidates for election to our Board and include those nominees in our proxy materials.

Special Meeting Right. Our Bylaws permit eligible shareholders or groups of shareholders to call a special meeting of shareholders.

No Supermajority Voting Provisions. We have no supermajority voting requirements in our charter or Bylaws.

Compensation Recovery (“Clawback”) Provision. Our Senior Leadership Plan, 2009 Stock Plan and Amended and Restated Inducement Award Plan include a provision augmenting the Company’s ability to recover cash-based incentive compensation and performance-based equity awards from our CEO and certain other senior executives (including our named executive officers) if we correct or restate our financial statements due to a material accounting error. In addition, the “clawback” provisions provide that we will include certain disclosures about any efforts to recover (and any decisions not to seek recovery) in our annual proxy statement.

Stock Ownership Guidelines. We maintain stock ownership guidelines for our CEO and certain other senior executives under which they must accumulate and maintain, consistent with the terms of the guidelines, shares of our common stock.

Annual Board Self-Assessments. We have a robust process for conducting an annual self-assessment of the members of our Board and its committees.

Annual Corporate Governance Review. We conduct an annual review of our corporate governance policies and practices, which includes benchmarking our practices against those of our peers.

Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

Shareholder Engagement

Since the beginning of fiscal 2015, we have significantly enhanced our outreach to shareholders by contacting broader groups and classes of shareholders, by including members of our Board directly in such engagements, by asking shareholders about their general corporate governance concerns in addition to discussing the specific governance topics at issue for the Company, and by speaking directly with the proponents of shareholder proposals. We have historically engaged with our shareholders on specific topics and remain committed to maintaining active dialogues with our shareholders to ensure that a diversity of perspectives are thoughtfully considered by our Board in its deliberations on specific governance issues and in the overall maintenance of our strong corporate governance profile.

4     2017 Proxy Statement | Brocade Communications Systems, Inc.

BOARD OF DIRECTORS

Information About Our Directors and Nominees

Our Board currently consists of the ten directors identified below. David L. House serves as Chairman of the Board. All of the directors have served as members of the Board since our 2016 Annual Meeting of Shareholders.

JUDY BRUNER
Independent Director since 2009 Age: 58	SKILL SET(1): Leadership, Global Perspective, M&A/Integration, Accounting/Financial, Risk Management

PRIOR BUSINESS EXPERIENCE

•   Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation, a supplier of flash storage products (2004 – 2016)

•   Senior Vice President and Chief Financial Officer, Palm, Inc., a provider of handheld computing and communications solutions (1999 – 2004)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company

CURRENT PUBLIC COMPANY BOARDS

•   Applied Materials, Inc.

•   Rapid7, Inc.

•   Varian Medical Systems, Inc.

EDUCATION • B.A. degree in economics from University of California at Los Angeles • M.B.A. degree from Santa Clara University

LLOYD A. CARNEY
Director since 2013 Age: 55	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, Software Experience, Engineering Background

CURRENT ROLE

•   Chief Executive Officer
(since 2013)

PRIOR BUSINESS EXPERIENCE

•   Chief Executive Officer, Xsigo Systems Inc., an I/O virtualization platform company (2008 – 2012)

•   Chief Executive Officer, Micromuse Inc., a provider of network management software (2003 – 2006); subsequently served as General Manager of IBM’s Netcool Division following IBM’s acquisition of Micromuse

CURRENT PUBLIC COMPANY BOARDS • Visa, Inc. SELECTED PAST PUBLIC COMPANY BOARDS • Cypress Semiconductor Corporation • Technicolor SA

EDUCATION

•   B.S. degree in electrical engineering technology from Wentworth Institute of Technology

•   M.S. degree in applied business management from Lesley College.

•   Hon. D. degree in engineering technology from Wentworth Institute of Technology

(1)Skill sets are described under “Board Composition—Skill Set” below.

Brocade Communications Systems, Inc. | 2017 Proxy Statement    5

RENATO A. DIPENTIMA
Independent Director since 2007 Age: 76	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, Global Perspective, Corporate Advisory

    CURRENT ROLE

•   Senior Advisor, McKinsey & Company, a management consulting firm (since 2015)

    PRIOR BUSINESS EXPERIENCE

•   Senior Advisor, Providence Equity Partners L.L.C., a private equity investment firm (2010 – 2016)

•   President and Chief Executive Officer, SRA International, Inc. (‘‘SRA”), a provider of technology and strategic consulting services and solutions (2005 – 2007)

•   President and Chief Operating Officer, SRA (2003 – 2005)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Senior Vice President and
President of Government Sector,
SRA (1997 – 2003)

•   Vice President and Chief
Information Officer, SRA (1995 – 1997)

•   Several senior management positions in the U.S. federal government, most recently serving as Deputy Commissioner for Systems at the Social Security Administration (1990 – 1995)

OTHER POSITIONS

•   Director, Amida Technology Solutions

•   Director, ASI Government, Inc.

•   Director, Cap Gemini Government Solutions LLC

•   Director, iNovex Information
Systems Inc.

EDUCATION

•   B.A. degree in psychology from
New York University

•   M.A. degree in public policy from
The George Washington
University

•   Ph.D. degree in public policy (technology) from the University of Maryland

ALAN L. EARHART
Independent Director since 2009 Age: 73	SKILL SET: Prior Board Experience, Global Perspective, Corporate Advisory, Accounting/Financial, Risk Management

    PRIOR BUSINESS EXPERIENCE

•   Variety of positions with Coopers
& Lybrand and its successor
entity, PricewaterhouseCoopers
LLP, an accounting and consulting
firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office (1970 – 2001)

	CURRENT PUBLIC COMPANY BOARDS • TiVo Corporation • NetApp, Inc. SELECTED PAST PUBLIC COMPANY BOARDS • Foundry Networks, Inc. • Quantum Corporation • Monolithic Power Systems, Inc.	EDUCATION • B.S. degree in accounting from the University of Oregon

JOHN W. GERDELMAN
Independent Director since 2007 Age: 64	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, M&A/Integration, Accounting/Financial

    CURRENT ROLE

•   Managing Partner, River2, an investment and consulting partnership (since 2007)

    PRIOR BUSINESS EXPERIENCE

•   President of Long Lines Limited, a telecommunications service provider (2010 – 2011)

•   Co-founder and executive Chairman, Intelliden Corporation (2004 – 2010)

•   Chief Executive Officer,
Metromedia Fiber Networks
(2002 – 2003)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   President and CEO of USA.NET (1999)

•   Various positions with MCI Communications Corporation and Baxter Travenol Corporation, and served in the U.S. Navy as a Naval Aviator

CURRENT PUBLIC COMPANY BOARDS

•   Owens & Minor Inc.

SELECTED PAST PUBLIC

COMPANY BOARDS

•   APAC Customer Services, Inc.

•   Proxim Wireless Corporation

•   Sycamore Networks, Inc.

OTHER POSITIONS

•   Director, Certes Networks Inc.

•   Director, Local Voice Media LLC

EDUCATION

•   B.S. degree in chemistry from the College of William and Mary

6     2017 Proxy Statement | Brocade Communications Systems, Inc.

KIM C. GOODMAN
Independent Director since 2016 Age: 51	SKILL SET: Prior Board Experience, Computer Networking Experience, Software Experience, Global Perspective, Accounting/Financial

CURRENT ROLE

•   Chief Executive Officer, Worldpay US, Inc., a payment processing company (since 2016)

    PRIOR BUSINESS EXPERIENCE

•   Various positions with American Express Company, a financial services company, from 2007 to 2014, including the following:

•   President, American Express Global Business Travel (2011 – 2013)

•   President, Merchant Services Americas (2010 – 2011)

•   Executive Vice President, Merchant Services North America (2007 – 2010)

PRIOR BUSINESS EXPERIENCE
(cont’d)

•   Vice President of Software and Peripherals of Dell Inc. (2005 – 2007)

•   Various other positions with Dell Inc., including Vice President of Public Sector Marketing and Transactional Sales, Vice President of Dell Networking, and Vice President of Business Development (2000 – 2005)

CURRENT PUBLIC COMPANY BOARDS

•   Charter Communications, Inc.

SELECTED PAST PUBLIC COMPANY BOARDS

•   Alcatei-Lucent SA

•   AutoNation, Inc.

EDUCATION

•   B.A. degree in Political Science from Stanford University

•   M.S. degree in Industrial Engineering from Stanford University

•   M.B.A. degree from Harvard Business School

DAVID L. HOUSE
Independent Director since 2004 Age: 73	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, Engineering Background, M&A/Integration

    PRIOR BUSINESS EXPERIENCE

•   Chairman and Chief Executive Officer, Allegro Networks, a privately held provider of network routing equipment (2001 – 2003)

•   President of Nortel Networks Corporation (1998 – 1999)

•   Chairman of the Board, President and Chief Executive Officer, Bay Networks, Inc. (1996 – 1998)

•   Various senior management positions at Intel Corporation (1974 – 1996)

SELECTED PAST PUBLIC
COMPANY BOARDS

•   Bay Networks, Inc.

•   Credence Systems Corporation

•   Nortel Networks Corporation

SELECTED PAST PRIVATE COMPANY BOARDS

•   Allegro Networks

•   Salira Systems, Inc.

•   Soil & Topography
Information, Inc.

EDUCATION • B.S.E.E. degree from Michigan Technological University • M.S.E.E. degree from Northeastern University • Hon.D. degree from Michigan Technological University

L. WILLIAM (BILL) KRAUSE
Independent Director since 2004 Age: 74	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, Software Experience, Engineering Background

    CURRENT ROLES

•   President, LWK Ventures, a private advisory and investment firm (since 1991)

•   Senior Advisor, Carlyle Group, a global alternative asset manager (since 2010)

•   Board Partner, Andreessen Horowitz, a venture capital firm (since 2014)

    PRIOR BUSINESS EXPERIENCE

•   President and Chief Executive Officer of 3Com Corporation (1981 – 1990)

•   Chairman, 3Com (1987 – 1993)

CURRENT PUBLIC COMPANY BOARDS • Coherent, Inc. • CommScope Holding Company, Inc. OTHER POSITIONS • Chairman of the Board, Veritas Holdings Ltd.

SELECTED PAST PUBLIC

COMPANY BOARDS

•   Core-Mark Holding Company, Inc.

•   Packeteer, Inc.

•   Sybase, Inc.

•   TriZetto Group, Inc.

EDUCATION

•   B.S. degree in electrical engineering from The Citadel

•   Honorary Doctorate of Science from The Citadel

Brocade Communications Systems, Inc. | 2017 Proxy Statement    7

DAVID E. ROBERSON
Independent Director since 2014 Age: 62	SKILL SET: Leadership, Computer Networking Experience, Global Perspective, Corporate Advisory, Accounting/Financial

CURRENT ROLE

•   Business consultant to technology companies (since 2012)

PRIOR BUSINESS EXPERIENCE

•   Senior Vice President within
the Enterprise Server, Storage and
Networking Group,
Hewlett-Packard Company, an
information technology company
(2007 – 2011)

•   26 years at Hitachi Data Systems
Corporation (“HDS”), starting as
corporate counsel

PRIOR BUSINESS EXPERIENCE (cont’d)

•   President and CEO, HDS
(2006 – 2007)

•   President, HDS (2002 – 2006)

•   Chief Operating Officer, HDS
(2000 – 2006)

CURRENT PUBLIC COMPANY

BOARDS

•   Quantum Corporation

SELECTED PAST PUBLIC

COMPANY BOARDS

•   International Game Technology

OTHER POSITIONS

•   Chairman of the Board, Push
Technology Limited

PRIOR ACADEMIC EXPERIENCE

•   Adjunct Professor, Golden Gate
University School of Law

•   Research Director, Hastings
College of Law

EDUCATION

•   B.A. degree from the University of
California at Irvine

•   J.D. from Golden Gate University
School of Law

SANJAY VASWANI
Independent Director since 2004 Age: 57	SKILL SET: Leadership, Prior Board Experience, Global Perspective, Corporate Advisory, Risk Management

CURRENT ROLE

•   Managing Partner, Center for Corporate Innovation, Inc., a professional services firm focused on the technology and healthcare industries (since 1990)

PRIOR BUSINESS EXPERIENCE

•   McKinsey & Company
(1987 – 1990)

•   Intel Corporation

	SELECTED PAST PUBLIC COMPANY BOARDS • Blue Star Infotech Limited • Persistence Software, Inc.	EDUCATION • B.B.A. degree from the University of Texas at Austin • M.B.A. degree from the Wharton School of Business at the University of Pennsylvania

8     2017 Proxy Statement | Brocade Communications Systems, Inc.

Board Composition

The Nominating and Corporate Governance Committee of our Board (the “NCGC”) is responsible for identifying and reviewing qualified individuals for membership on the Board and recommending individuals for membership on the Board. The NCGC utilizes a variety of methods for identifying and evaluating nominees for director. The NCGC regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the NCGC considers various potential candidates for directors. Candidates may come to the attention of the NCGC through current members of the Board, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the NCGC, and may be considered at any point during the year.

The NCGC considers properly submitted shareholder recommendations for potential director candidates. In evaluating such recommendations, the NCGC seeks to address the membership criteria discussed below. Any shareholder recommendations submitted for consideration by the NCGC should be in writing and should include the candidate’s name and qualifications for membership on the Board and should be addressed to the attention of our Corporate Secretary. In addition, procedures for shareholder direct nomination of directors are discussed in the section entitled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our Bylaws, a copy of which is available on the SEC’s EDGAR website and on our Investor Relations website at www.brcd.com.

The NCGC has not formally established any specific minimum qualifications that must be met by a NCGC-recommended nominee. The NCGC strives to maintain an engaged, independent Board comprised of members who have broad and diverse experience and perspective, who have insight and practical wisdom, who have the highest professional and personal ethics, integrity and values, and who are committed to representing the interests of our shareholders. It therefore considers a wide range of criteria when selecting and recruiting director candidates, including those discussed below.

Brocade Communications Systems, Inc. | 2017 Proxy Statement    9

Skill Set

The NCGC seeks directors who have held significant leadership positions and who have broad experience at the policy-making level in business, government, education, technology or public interest. The NCGC also seeks directors with specific skills and experience that is tied to service as a director of a mid-cap technology company generally and our business, industry and corporate strategy specifically. Skills and experience that the NCGC has considered and considers important and valuable are summarized in the following table.

Skill Set	Link to Business Strategy
Leadership

Directors who have held significant leadership positions, including positions as CEO, CFO, COO and CIO, possess extraordinary leadership qualities, and the ability to identify and develop those qualities in others. These directors also demonstrate a practical understanding of organizations, processes, strategy and know how to drive change and growth.

Prior Board of Directors Experience

Directors with board experience understand the role, dynamics and operation of a corporate board, the relationship of a board to the CEO and other members of the management team, the importance of particular oversight issues, and how to oversee an evolving and complex mix of strategic, operational and compliance-related matters.

Computer Networking Experience

Our success depends on developing and investing in new technologies, and directors who have experience in the computer networking industry can add insight into our corporate strategy, our research and development efforts, the products and services we develop and the market segments in which we compete.

Software Experience

Software, particularly software defined networking, is an area of particular strategic focus for us. Directors who have software business experience can provide perspective on the development and execution of our software strategy.

Engineering Background

Directors who have an engineering background often have greater insight into the technology that underlies our products and services, which facilitates the execution of the Board’s role in overseeing the management of the Company’s intellectual property portfolio, the direction of the Company’s research and development activities, and the development of the Company’s corporate strategy.

Global Perspective

We are a global organization with facilities and operations in several countries outside of the United States. In addition, the majority of our revenue is attributable to our non·U.S. operations. Accordingly, directors with global expertise can provide valuable business and cultural perspective regarding many aspects of our business.

M&A/Integration

Directors with experience in mergers, acquisitions and other strategic transactions can provide insight into developing and implementing strategies for growing our business, including assessing the strategic fit of a proposed acquisition, the valuation of transactions, and assessing management’s plans for integration of the acquired business or assets with our existing business.

Corporate Advisory	Directors with a background in providing corporate advisory or strategic planning services can help facilitate the Board’s oversight of the development and implementation of our corporate strategy.
Accounting/Financial

Directors with specific knowledge of financial markets, financing operations and accounting and financial reporting processes helps facilitate the execution of the Board’s role in understanding, advising on, and overseeing our capital structure, financing and investing activities, internal audit function, oversight of external auditors, financial reporting and internal control over financial reporting.

Risk Management

Directors with risk management experience help facilitate the execution of the Board’s responsibilities for understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.

The directors with skills and experience in each of these areas are identified in their individual biographies above.

10     2017 Proxy Statement | Brocade Communications Systems, Inc.

Independence

The Board believes in the value of an independent board of directors, which is reflected in the fact that nine of our ten directors are independent, including all of the members of our Board’s Audit, Compensation and Nominating and Corporate Governance Committees.

Tenure

The NCGC strives to maintain a balance of long-tenured directors with deep institutional knowledge and others who bring a fresh perspective.

Balanced Tenure

Diversity

The NCGC considers diversity in its evaluation of candidates for Board membership and in its annual review of the composition of the Board as a whole. The Board believes that diversity with respect to background and experience is an important consideration in board composition. The NCGC believes that, as a group, our director nominees bring a diverse range of backgrounds, experiences, service tenure and perspectives to the Board.

Commitment and Availability

A director should be committed to enhancing shareholder value and should have sufficient time to carry out his or her duties. A director’s service on other boards of public companies should be limited to a number that permits him or her, given his or her individual circumstances, to perform responsibly his or her director duties, but no director should serve on more than four additional public company boards.

Board Governance

Board Leadership

Brocade’s Chairman of the Board is independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure benefits the Board and the Company by enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process, oversight and governance matters.

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Board Independence

Our Corporate Governance Guidelines provide that the Board shall have a majority of directors who satisfy the criteria for independence set forth in the listing rules of the NASDAQ Stock Market (the “NASDAQ listing rules”). Our Corporate Governance Guidelines also provide that all of the members of the Audit Committee, the Compensation Committee and the NCGC must satisfy such criteria. The Board has determined that each of the directors, other than our CEO, Mr. Carney, is independent within the meaning set forth in the NASDAQ listing rules. This includes all members of the Audit Committee, the Compensation Committee and the NCGC. The Board has also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NASDAQ listing rules and SEC rules and each member of the Compensation Committee meets the heightened independence standards required for compensation committee members under the NASDAQ listing rules and SEC rules. There are no family relationships between any director and any executive officer. The independent members of the Board meet at the end of every regularly scheduled Board meeting without management present.

Majority of Board Independent

Annual Board Self-Assessment

Our Board and committees conduct annual self-assessments with the assistance of outside counsel to assess their effectiveness and to identify opportunities to improve Board and committee performance. Approximately every other year, the self-assessment process includes interviews with certain members of senior management to obtain his or her assessment of the effectiveness of the Board and committees. As the initial step in the self-assessment process, outside counsel conducts in-depth interviews with each director and then summarizes the feedback gathered from these individual interviews for discussions with the Board and committees and individual directors. Following those discussions, action items are developed, if needed, for addressing actionable feedback. The self-assessment interviews are generally conducted in the fall with the subsequent discussion being held at the December Board and committee meetings.

Board Succession Planning

As part of the self-assessment process, our Board, through its NCGC, annually reviews the composition of the Board, the skill sets of the current Board members in consideration of the changing needs of the business, the tenure of our Board members and Board succession planning. For example, following the review conducted in the first half of 2015, the Board, upon the recommendation of the NCGC, concluded that the Company and its shareholders would benefit from the addition of one or more new directors, at least one of which who would bring additional software, computer networking and customer service experience to the Board. This conclusion was based on several factors, including, among others, the increasing importance of software defined networking to the Company’s overall business strategy, the Company’s focus on customer experience, and the NCGC’s desire to enhance the collective diversity of the backgrounds and experiences of the Board members. The NCGC subsequently commenced a director search, which resulted in the election of Kim C. Goodman to the Board in February 2016.

Service on Other Boards

Our Corporate Governance Guidelines provide that no member of the Board should serve on more than four additional public company boards. In addition, our Corporate Governance Guidelines provide that neither our CEO nor any of our other executive officers should serve on more than two additional public company boards.

12     2017 Proxy Statement | Brocade Communications Systems, Inc.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors to align their interests with the interests of our shareholders. These guidelines provide that our non-employee directors must own the lesser of the number of shares of our common stock equal to three times the annual board retainer or 20,000 shares. Our non-employee directors are expected to reach their target ownership level within five years of the later of the date on which the guidelines were adopted or the date on which they became subject to the guidelines and to hold at least such minimum value in shares of our common stock for so long as applicable. As of October 29, 2016, each of our non-employee directors serving at that time satisfied our stock ownership guidelines.

Board Meeting Attendance

The Board held thirteen meetings during fiscal year 2016. The Board also acted once by unanimous written consent during fiscal year 2016. Each director serving during fiscal year 2016 attended at least 75% of the aggregate number of meetings of our Board and the committees on which such director served during fiscal year 2016.

Shareholder Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of shareholders although directors are encouraged to attend such meetings. Nine of the ten members of the Board serving at that time attended the 2016 Annual Meeting of Shareholders, either in person or via teleconference.

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Committees of the Board of Directors

The Board has the following standing committees: Audit, Compensation, Nominating and Corporate Governance and Corporate Development. The Board has adopted a written charter for each of these committees, copies of which can be found on our Investor Relations website at www.brcd.com in the Corporate Governance section. Information about the functions of each committee, the membership of each committee and the number of meetings of each committee held in fiscal year 2016 is set forth below.

AUDIT COMMITTEE

MEMBERS

•   Judy Bruner (Chair)

•   Alan L. Earhart

•   John W. Gerdelman

•   David E. Roberson

MEETINGS IN FISCAL 2016: 15

The Board of Directors has determined that all members of the Audit Committee are independent under the applicable rules and regulations of NASDAQ and the SEC

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Gerdelman and Roberson is an “audit committee financial expert” as defined by SEC rules

•   Oversees our accounting, financial reporting and audit processes

•   Appoints, determines the compensation of, and oversees the independent registered public accountants

•   Preapproves audit and non-audit services provided by the independent registered public accountants

•   Reviews the results and scope of audit and other services provided by the independent registered public accountants

•   Reviews the accounting principles and practices and procedures used in preparing our financial statements

•   Oversees the Company’s internal audit function and reviews our internal controls

•   Works closely with management and our independent registered public accountants

•   Meets with our independent registered public accountants on a quarterly basis without members of management present

•   Meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed

COMPENSATION COMMITTEE

MEMBERS(1)

•   L. William Krause (Chair)

•   Kim C. Goodman(2)

•   David L. House

•   Sanjay Vaswani

MEETINGSIN FISCAL 2016: 13

The Board of Directors has determined that all members of the Compensation Committee are independent under the applicable rules and regulations of NASDAQ and the SEC

•   Oversees the Company’s compensation and benefits plans, policies and programs generally

•   Sets Chief Executive Officer (the “CEO”) compensation

•   Reviews and approves all compensation for employees (executive and non-executive) who report directly to the CEO

•   Reviews and recommends for Board approval the directors’ compensation

•   Reviews and approves the Compensation Discussion and Analysis section of the Company’s annual proxy statement

•   Oversees the preparation of the Compensation Committee Report that is required by SEC rules to be included in the Company’s annual proxy statement

•   Annually reviews and oversees the process of evaluating the CEO’s performance

•   Reviews and oversees the Company’s leadership development and succession plans

(1) Mr.Roberson ceased to serve on the Compensation Committee, effective as of June 8, 2016 (2) Ms.Goodman was appointed to the Compensation Committee, effective as of June 8, 2016

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

MEMBERS

•   Sanjay Vaswani (Chair)

•   Renato A. DiPentima

•   David L. House

•   L. William Krause

MEETINGS IN FISCAL 2016: 6

The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of NASDAQ

•   Considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees

•   Develops and recommends governance principles applicable to Brocade

•   Oversees the evaluation of the Board of Directors and its overall effectiveness

•   Identifies and recommends directors for membership on Board committees

•   Reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance

CORPORATE DEVELOPMENT COMMITTEE

MEMBERS(1) • David E. Roberson (Chair) • John W. Gerdelman • Kim C. Goodman(2) • David L. House MEETINGS IN FISCAL 2016: 12

•   Works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy

•   Has the authority to approve certain transactions, and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration, as described in the Corporate Development Committee’s charter

(1) Mr. Carney ceased to serve on the Corporate Development Committee, effective as of June 8, 2016 (2) Ms. Goodman was appointed to the Corporate Development Committee, effective as of June 8, 2016

In addition to the standing committees discussed above, during fiscal year 2016, our Board formed the Transaction Committee as a subcommittee of the Corporate Development Committee. Our Board authorized the Transaction Committee to oversee and direct Company management and engage with the Company’ advisors with respect to the exploration, evaluation and negotiation of strategic transactions. Our Board appointed Messrs. Roberson and House to serve on the Transaction Committee, and the Transaction Committee met eight times during fiscal year 2016.

Compensation Committee Interlocks and Insider Participation

During all or a portion of fiscal year 2016, Messrs. House, Krause, Roberson and Vaswani and Ms. Goodman served as members of the Compensation Committee. No member of the Compensation Committee during fiscal year 2016 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the board or compensation committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

Code of Ethics

The Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, any other principal accounting officer, Controller and any other person performing similar functions (the “Principal Executive and Financial Officers”). The Code of Ethics is posted on our Investor Relations website at www.brcd.com in the Corporate Governance section. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Principal Executive and Financial Officers, including the name of the officer to whom the waiver was granted, on our Investor Relations website at www.brcd.com.

The Company also has a Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) that is applicable to all directors, officers and employees of the Company and its direct and indirect subsidiaries, which

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outlines the Company’s guiding principles that all directors, officers and employees should strive to uphold. The Code of Business Conduct and Ethics is posted on the Corporate Governance section of our Investor Relations website at www.brcd.com. Any waiver of any provision of the Code of Business Conduct and Ethics for a director or an executive officer must be approved by the Audit Committee and, where required by law and any applicable listing agreement with a stock market or exchange, promptly disclosed to the public.

Board’s Role in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Our management is responsible for the day-to-day management of risks possibly facing the Company. The Board, acting directly and through its committees, is responsible for the oversight of our risk management efforts. With the oversight of the Board, we have implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value. As an example of one such program, we have implemented an enterprise risk management (“ERM”) program to identify, assess, govern and manage risks and our response to those risks. The structure of the ERM program includes regular reviews by members of senior management. The Audit Committee receives regular reports on ERM. In addition, as part of the overall risk oversight framework, other committees of the Board also may review certain categories of risk associated with their respective areas of responsibility, as needed.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 130 Holger Way, San Jose, California 95134. Shareholders who would like their submission directed to a particular member of the Board may so specify. All communications will be reviewed by the General Counsel or Chief Financial Officer. All appropriate business-related communications as reasonably determined by the General Counsel or Chief Financial Officer will be forwarded to the Board or, if applicable, to the individual director.

Director Compensation

The following table provides information about the compensation earned by non-employee directors who served during fiscal year 2016. Non-employee director cash and equity compensation is determined by the Board upon recommendation of the Compensation Committee with the assistance of its independent compensation advisor, who periodically provides recommendations as to the form and amounts of compensation for non-employee directors including market data regarding director compensation. Directors who are our employees do not receive compensation for their service as directors.

Fiscal 2016 Director Compensation Table

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(1)(2)		Total

Judy Bruner (3)	$88,000	$196,365		$284,365
Renato A. DiPentima (4)	$61,022	$196,365		$257,387
Alan L. Earhart (5)	$68,000	$196,365		$264,365
John W. Gerdelman (6)	$79,000	$196,365		$275,365
Kim C. Goodman (7)	$22,845	$229,537	(8)	$252,382
David L. House (9)	$121,000	$244,915	(10)	$365,915
L. William Krause (11)	$95,000	$196,365		$291,365
David E. Roberson (12)	$94,794	$196,365		$291,159
Sanjay Vaswani (13)	$89,000	$196,365		$285,365

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(1)	This column reports the grant date fair value as computed under Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for awards of restricted stock units that may be settled for shares of our common stock (“RSUs”) granted during fiscal year 2016 and does not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the annual report on Form 10-K for the fiscal year ended October 29, 2016, as filed with the SEC.

(2)	Each non-employee director received an RSU award on April 7, 2016 with a grant date fair value of $196,365, which represented a value of $200,000 based on the closing market price of our common stock on that grant date. The grant date fair value is less than the market value because, in accordance with FASB ASC Topic 718, the grant date fair value is reduced by the present value of estimated forgone dividends over the vesting period.

(3)	As of October 29, 2016, Ms. Bruner held outstanding options to purchase 60,000 shares and 20,223 RSUs.

(4)	As of October 29, 2016, Dr. DiPentima held outstanding options to purchase 160,000 shares and 20,223 RSUs.

(5)	As of October 29, 2016, Mr. Earhart held outstanding options to purchase 20,000 shares and 20,223 RSUs.

(6)	As of October 29, 2016, Mr. Gerdelman held outstanding options to purchase 80,000 shares and 20,223 RSUs.

(7)	As of October 29, 2016, Ms. Goodman held no outstanding options to purchase shares and 20,223 RSUs.

(8)	In connection with joining the Board, on February 8, 2016, Ms. Goodman was granted an award of 4,215 RSUs with a grant date fair value of $33,172, which represented a value of $33,341 based on the closing market price of our common stock on the grant date.

(9)	As of October 29, 2016, Mr. House held outstanding options to purchase 130,000 shares and 25,223 RSUs.

(10)	As compensation for his services as Chairman of the Board, on April 7, 2016, Mr. House was granted an additional award of 5,000 RSUs with a grant date fair value of $48,550, which represented a value of $49,450 based on the closing market price of our common stock on the grant date.

(11)	As of October 29, 2016, Mr. Krause held outstanding options to purchase 90,000 shares and 20,223 RSUs.

(12)	As of October 29, 2016, Mr. Roberson held no outstanding options to purchase shares and 36,889 RSUs.

(13)	As of October 29, 2016, Mr. Vaswani held outstanding options to purchase 95,000 shares and 20,223 RSUs.

Below is a summary of the elements of non-employee director compensation included in the table above.

Cash Compensation

In fiscal year 2016, each non-employee member of the Board received the fees as set forth below for his or her service on the Board and each committee of the Board.

Fiscal Year 2016
Annual retainer for:
Board member	$40,000
Chairman of the Board	$30,000
Audit Committee Chair*	$45,000
Audit Committee member	$25,000
Compensation Committee Chair*	$35,000
Compensation Committee member	$20,000
Nominating and Corporate Governance Committee Chair*	$25,000
Nominating and Corporate Governance Committee member	$15,000
Corporate Development Committee Chair*	$10,000
Corporate Development Committee member	$5,000
*	A chair who is a Brocade employee is not entitled to receive a fee.

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Non-employee directors also are entitled to receive additional meeting fees of $1,000 per Board and Committee meeting attended in person or by telephone in excess of nine Board meetings, ten Audit Committee meetings, seven Compensation Committee meetings, four Nominating and Corporate Governance Committee meetings, and four Corporate Development Committee meetings per year, as applicable. In addition, during fiscal year 2016, the members of the Transaction Committee, a subcommittee of the Corporate Development Committee, received meeting fees of $1,000 for each Transaction Committee meeting attended in person or by telephone.

We are also authorized to reimburse directors for expenses in connection with attendance at Board and committee meetings and Board-related activities.

Equity Compensation

Non-employee directors participate in the Company’s 2009 Director Plan (the “2009 Director Plan”), which provides for awards of RSUs to non-employee directors for their service to the Company. Only non-employee directors may participate in the 2009 Director Plan.

Under the 2009 Director Plan, each non-employee director, including any non-employee director first elected to our Board at such annual meeting, is entitled to receive on the date of each annual meeting of shareholders an automatic, non-discretionary award of RSUs having a value of $200,000 based on the closing market price of our common stock on that annual meeting date. Each such grant of RSUs will vest in full and become payable on the earlier of the first anniversary of the date of grant or the next annual meeting of shareholders, but only if such person continues to serve as a director on the vesting date. All unvested RSUs will be forfeited upon the termination of a non-employee director’s service as a director of the Company. If a non-employee director is first appointed to the Board other than at an annual meeting of shareholders, then he or she is entitled to receive a pro-rata portion of the annual RSU award. This pro-rata grant will vest at the next annual meeting of shareholders, but only if such person continues to serve as a director on the vesting date.

In addition to the grants above, in fiscal 2016, the Chairman of the Board was entitled to receive an automatic grant at the annual meeting of shareholders of 5,000 RSUs under the 2009 Stock Plan. The RSUs will vest in their entirety at the following annual meeting of shareholders, subject to continued service on the vesting date.

The vesting terms of the equity awards described above are subject to acceleration upon the earlier consummation of the proposed merger with Broadcom. For further details, refer to the section of this proxy statement entitled “Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Incentive Compensation—Treatment of Equity Awards Upon Consummation of the Proposed Merger with Broadcom“.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten directors. At the Annual Meeting, ten directors will be elected for a one year term expiring at the 2018 Annual Meeting of Shareholders and until a successor is qualified and elected or until his or her earlier resignation or removal.

Nominees

The Nominating and Corporate Governance Committee of the Board recommended, and the Board approved, Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Kim C. Goodman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani as nominees for election at the Annual Meeting to the Board. Each of the nominees is currently a director of the Company. See “Board of Directors—Information About Our Directors and Nominees” for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Kim C. Goodman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Voting Thresholds

Provided a quorum is present, directors are elected by a majority of the votes cast with respect to the nominee at the Annual Meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. The election of directors at the Annual Meeting is not contested. If a nominee who is currently serving as a director is not elected at the Annual Meeting, then under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation.

Abstentions and broker non-votes will have no effect on the election of directors.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the election of each of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Kim C. Goodman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani.

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PROPOSAL TWO:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Executive compensation is an important matter for Brocade and our shareholders. This proposal provides Brocade’s shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for details on our executive compensation program, including our compensation philosophy and objectives and the fiscal 2016 compensation of the named executive officers identified in CD&A.

The following highlights important aspects of executive compensation with respect to our named executive officers in fiscal 2016:

•	To align our named executive officers’ interests with those of our shareholders, and to motivate and reward individual initiative and effort, approximately 89% of our CEO’s fiscal 2016 target total direct compensation opportunity and approximately 76% of the average fiscal 2016 target total direct compensation opportunity of our other named executive officers was either “at-risk” or fixed with an “at-risk” component.

•	The following key compensation actions were taken with respect to the named executive officers for fiscal 2016:

¡	The annual base salaries for three of the named executive officers were unchanged and the annual base salaries for the remaining two named executive officers were increased in amounts of 3.4% and 4.8%;

¡	The named executive officers received annual cash bonuses equal to approximately 58.3% of their target annual cash bonus opportunities; and

¡	The named executive officers were granted long-term incentive compensation opportunities in the form of equity awards, consisting of two equity vehicles:

∎	restricted stock unit awards, which vest over a three-year period; and

∎	performance stock unit awards with a three-year vesting period, for which the shares of our common stock will be earned based on our total shareholder return compared to the total shareholder return of the NASDAQ Telecommunications Index measured over a two-year performance period.

•	Effective for fiscal 2016 and based on an analysis of competitive market trends, the Compensation Committee determined to not grant options to purchase shares of our common stock to our named executive officers.

•	These compensation actions produced a strong pay-for-performance alignment between our CEO’s total direct compensation and our total shareholder return. See “Compensation Discussion and Analysis—Fiscal 2016 Executive Compensation Program Overview—‘Pay for Performance’ Program Design.”

Based on the above, and pursuant to Section 14A of the Exchange Act, we request that shareholders approve the compensation of our named executive officers as disclosed in the CD&A, the compensation tables and the related narrative discussion of this proxy statement.

Voting Thresholds

Approval of this proposal requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is nonbinding. Although the vote is nonbinding, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We have held such advisory votes on executive compensation each year since 2011.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the advisory proposal to approve the compensation of our named executive officers.

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PROPOSAL THREE:

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

As described in Proposal Two above, our shareholders are being provided the opportunity to cast an advisory vote on the fiscal 2016 compensation of our named executive officers (commonly known as a “Say-on-Pay” vote).

Every six years, we are required to conduct a nonbinding shareholder advisory vote on the frequency of future Say-on-Pay votes. At our 2011 Annual Meeting of Shareholders, our shareholders cast the highest number of votes for annual Say-on-Pay votes. In light of this result and other factors considered by our Board, we have since held such Say-on-Pay votes on an annual basis. As six years have passed, this Proposal Three provides our shareholders with a second opportunity at the Annual Meeting to cast a nonbinding advisory vote on how often we should conduct a Say-on-Pay vote at future annual meetings of shareholders. Under this Proposal Three, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years.

The Board believes that continuing to conduct Say-on-Pay votes every year (as opposed to every two years or three years) is appropriate for us, and in the best interests of our shareholders, in order to continue providing shareholders with a frequent opportunity to give immediate and direct feedback on our executive compensation programs.

Voting Thresholds

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency of future advisory votes on executive compensation that has been selected by our shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is nonbinding. Although the vote is nonbinding, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when setting the frequency of future advisory votes on named executive officer compensation.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders select “ONE YEAR” on the proposal determining the frequency of future advisory votes on named executive officer compensation.

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PROPOSAL FOUR:

AMENDMENT AND RESTATEMENT OF THE 2009 STOCK PLAN

We are asking shareholders to approve an amendment and restatement (the “Stock Plan Amendment”) of the 2009 Stock Plan (the “Stock Plan”) to increase the Stock Plan’s share reserve by 16,000,000 shares of our common stock (“Common Stock”). The Board has adopted the Stock Plan Amendment, subject to approval from the shareholders at the Annual Meeting.

As of December 31, 2016, there were 4,761,366 shares of Common Stock available for issuance under the existing version of our Stock Plan prior to the Stock Plan Amendment (the “Existing Stock Plan”).

If the shareholders approve the Stock Plan Amendment, it will be effective as of the Annual Meeting. If the Stock Plan Amendment is not approved, the Stock Plan Amendment will not take effect, and the Existing Stock Plan will continue to be administered in its current form until the share reserve expires and all outstanding awards have been exercised, vested or terminated.

Shareholders last approved amending the Stock Plan to increase the share reserve at the 2015 Annual Meeting of Shareholders. The Stock Plan’s share reserve has not been increased since that time. Except for increasing the Stock Plan’s share reserve as described above, the Existing Stock Plan is not being amended in any way.

Key Considerations

In making its recommendation to the Board regarding the number of shares to propose adding to the Stock Plan, the Compensation Committee considered proxy advisory firm policies, as well as key equity metrics such as gross burn rate, share repurchases, and the fungible plan design that applies to equity awards issued without an exercise price (“full-value awards”) other than options and stock appreciation rights. The Compensation Committee also sought and received feedback from the Compensation Committee’s independent compensation consultant. The table below summarizes our equity compensation plan practices over the past three fiscal years for all of our equity compensation plans.

Fiscal Year	Weighted Average Shares Outstanding(1) (000)	Shares Repurchased(2) (000)	Shares Underlying RSUs and PSUs Granted(3) (000)	Shares Underlying Stock Options Granted(4) (000)	Gross Burn Rate(5)	Adjusted Gross Burn Rate(6)
2016	409,058	92,011	12,728	11	3.1%	7.8%
2015	420,331	29,578	10,777	1,117	2.8%	6.7%
2014	435,258	38,011	11,582	1,770	3.1%	7.1%

(1)	Basic weighted average shares of Common Stock outstanding during the fiscal year.

(2)	This column shows shares repurchased by the Company in the open market during the fiscal year. Shares repurchased reduces the number of weighted average shares outstanding during the fiscal year, which causes the gross burn rate and the adjusted gross burn rate for that fiscal year to be higher than if no shares had been repurchased. If for each fiscal year presented the number of weighted average shares outstanding was increased by the number of shares repurchased during that fiscal year, the gross burn rate would have been 2.5%, 2.6% and 2.8% for fiscal 2016, 2015 and 2014, respectively, and the adjusted gross burn rate would have been 6.4%, 6.2% and 6.5% for fiscal 2016, 2015 and 2014, respectively.

(3)	Excludes 6.4 million shares underlying replacement RSUs issued during fiscal 2016 in connection with our acquisition of Ruckus.

(4)	Excludes 1.4 million shares issuable upon exercise of replacement stock options issued during fiscal 2016 in connection with our acquisition of Ruckus.

(5)	Unadjusted gross burn rate is the total shares underlying RSUs, PSUs and stock options granted during the fiscal year as shown in the table divided by the basic weighted average shares outstanding during the fiscal year.

(6)	Adjusted gross burn rate is calculated under the methodology recommended by a leading proxy advisory firm, which counts each RSU and PSU granted during the fiscal year as 2.5 shares.

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Rationale for the Stock Plan Amendment

The rationale for, and the reasons why the Board recommends approval of, the Stock Plan Amendment is set forth below:

•	The Stock Plan enables us to attract, motivate and retain the talented employees we need to compete. We believe the ability to grant equity awards is a necessary and powerful tool for employee recruiting, motivation and retention, and that our future success depends heavily on this ability.

•	We believe that the several forms of long-term incentive compensation allowed by the Stock Plan help align the interests of management, employees and shareholders to create long-term shareholder value by linking employee compensation with company and stock performance, and facilitating and encouraging employee stock ownership.

•	Our stock plan is essential to our continued success as our employees are our most valuable asset. Equity grants under the Stock Plan are widely spread among our employees, with our named executive officers receiving approximately 8% of the total number of shares awarded in fiscal 2016 (where the total number of shares awarded excludes replacement equity awards issued in connection with the Ruckus acquisition). The remaining majority went to the broader employee population and employee new hires.

•	We have committed to a regular return of capital to our shareholders, which includes a robust share repurchase program. Our share repurchase program benefits our shareholders by reducing the potential dilution of the shares previously approved under the Existing Stock Plan. As illustrated in the table above, during fiscal 2016, 2015 and 2014, our aggregate share repurchases reduced the total number of shares of our Common Stock outstanding by 159.6 million shares, which represents nearly four times the number of shares subject to equity awards granted over that period. We are generally prohibited under the terms of the merger agreement with Broadcom from executing further repurchases under this program.

•	We designed the Stock Plan to conform to best practices in equity incentive plans. For example, the Stock Plan:

¡	Prohibits stock option repricing without shareholder approval;

¡	Does not permit options to be granted with a term exceeding seven years;

¡	Permits the granting of full-value awards such as restricted stock and restricted stock units, which can be used in lieu of stock options to reduce the total number of our shares necessary to grant competitive equity awards;

¡	Does not allow the automatic annual increase in the number of shares available under the Stock Plan;

¡	Applies a fungible share design whereby each full-value award issued (other than options and stock appreciation rights) results in a debit to the Stock Plan share pool of 2.03 shares; and

¡	Includes an executive incentive compensation recoupment provision augmenting the Company’s ability to seek repayment of incentive compensation erroneously paid or granted to our CEO and executives who directly report to our CEO in the event our issued financial statements require correction due to the occurrence of material accounting errors.

•	We currently expect that by carefully managing future grants, the shares being added to the Stock Plan by the Stock Plan Amendment will be sufficient to satisfy the Company’s needs for one year.

•	16,000,000 shares represents less than 4% of the 407,697,674 shares of Common Stock outstanding as of February 17, 2017.

•	If our shareholders do not approve the Stock Plan Amendment, our plans to operate our business could be adversely affected. Additionally, we may need to instead offer material cash-based incentives to compete for talent, which could have a significant effect upon our quarterly results of operations and balance sheet. Moreover, this would not be competitive with most other technology companies and our peer companies.

•

The Stock Plan is also intended to allow us potentially to deduct in full for federal income tax purposes certain compensation recognized by its executive officers in connection with certain awards granted under the Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and

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applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares, performance units and performance bonuses awarded under the Stock Plan to potentially qualify as “performance-based” within the meaning of Code Section 162(m), the Stock Plan limits the sizes of such awards as further described below. By approving the Stock Plan Amendment, the shareholders will be approving, among other things, eligibility requirements for participation in the Stock Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the awards described below.

For the reasons discussed above, we request that shareholders approve the Stock Plan Amendment and the reservation of 16,000,000 additional shares for issuance. If the Stock Plan Amendment is not approved, we do not expect to be able to offer competitive equity packages to retain our current employees and hire new employees. The Existing Stock Plan, however, will continue to govern awards previously granted under it, and we will be able to make new grants of awards under the Existing Stock Plan while shares remain in that plan.

Effect of Pending Broadcom Acquisition

As previously announced, at a special meeting of our shareholders held on January 26, 2017, our shareholders voted to adopt the merger agreement we entered into with Broadcom on November 2, 2016 under which Broadcom will acquire us. Consummation of the proposed merger remains subject to certain customary closing conditions, including the receipt of certain governmental approvals in various jurisdictions. If the closing of the proposed merger occurs prior to the commencement of the Annual Meeting to which this proxy statement relates, we will not hold the Annual Meeting and Broadcom will determine any further action with respect to the Stock Plan.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under our active equity plans as of December 31, 2016:

Options Outstanding	6,172,377
Weighted Average Exercise Price of Outstanding Options	$8.16
Weighted Average Remaining Term of Outstanding Options	4.3 years
Non-Vested Time Vesting Restricted Stock Units Outstanding	24,186,692
Non-Vested Performance Stock Units Outstanding	2,034,369
Shares Available for Future Grant
2009 Stock Plan(1)	4,761,366
2009 Director Plan(1)	610,027
Amended and Restated Inducement Award Plan(2)	1,741,643

(1)	The 2009 Stock Plan and 2009 Director Plan include a fungible share counting methodology in which full value awards are debited from the available reserve as 2.03 shares for every one share granted.

(2)	The Amended and Restated Inducement Award Plan does not include a fungible share counting methodology.

Description of the 2009 Stock Plan

The following is a summary of the principal features of the Stock Plan and its operation. The summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix A.

General

The Stock Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those who will be eligible

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for Awards under the Stock Plan include employees, directors and consultants who provide services to the Company and any parent or subsidiary. As of December 31, 2016, approximately 5,200 employees, consultants and directors would be eligible to be selected to participate in the Stock Plan. The Stock Plan will remain in effect for a term of 10 years from the date of its initial adoption in 2009.

Number of Shares of Common Stock Available Under the Stock Plan

Initially, the Board reserved 48 million shares of Common Stock for issuance under the Stock Plan, plus any shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Stock Plan pursuant to this clause equal to 40,335,624 shares. The shares may be authorized, but unissued, or reacquired Common Stock. In 2012, shareholders approved an increase of 35,000,000 in the number of shares reserved for issuance under the Stock Plan for an aggregate reserve of 83,000,000 shares. In 2015, shareholders approved an increase of 29,500,000 in the number of shares reserved for issuance under the Stock Plan for an aggregate reserve of 112,500,000 shares. We are asking shareholders to approve an increase of 16,000,000 in the number of shares reserved for issuance under the Stock Plan (resulting in an aggregate reserve of 128,500,000 shares).

Shares subject to full-value awards count against the share reserve as 2.03 shares for every share subject to a full-value award. To the extent that a share that was subject to a full-value award is returned to the Stock Plan, the Stock Plan reserve will be credited with 2.03 shares that will thereafter be available for issuance under the Stock Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full-value awards, is forfeited to or repurchased by the Company, the unpurchased shares (or for full-value awards, the forfeited or repurchased shares) will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). With respect to stock appreciation rights, all shares subject to a stock appreciation right will cease to be available under the Stock Plan, other than shares forfeited due to failure to vest which will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). Shares that have actually been issued under the Stock Plan under any Award will not be returned to the Stock Plan and will not become available for future distribution under the Stock Plan, except that if shares issued pursuant to full-value awards are repurchased by the Company or forfeited to the Company, such shares will become available for future grant under the Stock Plan.

Shares used to pay the exercise price of an Award or satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Stock Plan. To the extent an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Stock Plan.

If we increase or decrease the number of issued shares of Common Stock by means of a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the Common Stock, repurchase, or exchange of shares or other securities of the Company, or, in the Board’s sole discretion, other change in our corporate structure affecting our Common Stock, subject to any required action by shareholders, the Administrator will proportionately adjust the number of shares covered by each outstanding Award, the number of shares available for issuance under the Stock Plan and the price per share covered by each outstanding Award.

Administration of the Stock Plan

The Board, or a committee of directors or of other individuals intended to satisfy applicable laws and appointed by the Board (referred to herein as the “Administrator”), will administer the Stock Plan. To make grants to certain officers and key employees, the members of the committee are intended to qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Code Section 162(m) so that the Company can receive a federal tax deduction for certain compensation paid under the Stock Plan. Subject to the terms of the Stock Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, to interpret the provisions of the Stock Plan and outstanding Awards, and to take other appropriate actions as provided under the Stock Plan. In addition, the Administrator may not amend any Award to reduce the exercise price of that Award or cancel any outstanding Award in exchange for cash or other Awards with a lower exercise price than the original Award, unless such action is approved by shareholders.

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Options

The Administrator is able to grant nonstatutory stock options and incentive stock options under the Stock Plan. The Administrator determines the number of shares subject to each option, although the Stock Plan provides that a participant may not receive options for more than 3,000,000 shares in any fiscal year, except in connection with his or her initial service with the Company, in which case he or she may be granted an option to purchase up to an additional 3,000,000 shares.

The Administrator determines the exercise price of options granted under the Stock Plan, provided the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant (except for options granted in replacement of options held by employees of companies that are acquired by the Company). In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the Common Stock on the grant date.

The term of an option may not exceed seven years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for three months (or 12 months in the case of death or disability) following his or her termination of service. In no event may an option be exercised later than the expiration of its seven year (or shorter) term.

Restricted Stock

Awards of restricted stock are rights to acquire or purchase shares of our Common Stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. The Award agreement will generally grant us a right to repurchase or reacquire the unvested shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 3,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 3,000,000 shares of restricted stock in connection with his or her initial service with us.

Restricted Stock Units

Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes are satisfied. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 3,000,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 3,000,000 restricted stock units in connection with his or her initial service with us.

Stock Appreciation Rights

The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of Common Stock between the exercise date and the date of grant. We can pay the appreciation in cash, Common Stock of equivalent value, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Stock Plan. The Administrator, subject to the terms of the Stock Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Stock Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed seven years. No participant will be granted stock appreciation rights covering more than 3,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 3,000,000 shares in connection with his or her initial service with us.

After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement (except as otherwise expressly provided for). If

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no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for three months (or 12 months in the case of death or disability) following his or her termination of service. In no event will a stock appreciation right be exercised later than the expiration of its term.

Performance Units and Performance Shares

The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its sole discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 3,000,000 performance shares and no participant will receive performance units having an initial value greater than $15,000,000, except that a participant may be granted performance shares covering up to an additional 3,000,000 performance shares in connection with his or her initial service with us. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company’s Common Stock on the grant date.

Performance Goals

The granting and/or vesting of full-value awards and other incentives under the Stock Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement including: cash position, company free cash flow, earnings per share, earnings before interest, taxes, depreciation and amortization, gross margin, internal rate of return, net cash provided by operations, net income, operating cash flow, operating expenses, operating income, profit before tax, return on assets, return on equity, return on gross fixed assets, return on investment, return on sales, revenue, revenue growth, and total shareholder return. The performance goals may differ from participant to participant and from Award to Award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable.

Transferability of Awards

Awards granted under the Stock Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. Additionally, the Administrator may not determine and implement the terms and conditions of any program that would permit participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person without shareholder approval.

Merger or Change in Control

In the event of a merger or change in control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards that would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, all restricted stock units will fully vest, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met unless otherwise expressly provided for in the Award agreement. In addition, if an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Award will terminate upon the expiration of such period.

For a discussion of the treatment of Awards granted under the Stock Plan under the terms of the merger agreement with Broadcom, refer to the section of this proxy statement entitled “Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Incentive Compensation—Treatment of Equity Awards Upon Consummation of the Proposed Merger with Broadcom”.

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Amendment and Termination of the Stock Plan

The Board will have the authority to amend, alter, suspend or terminate the Stock Plan, except that shareholder approval will be required for any amendment to the Stock Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Stock Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Stock Plan will terminate in 2019, unless the Board terminates it earlier.

Incentive Compensation Recoupment

In the event that material accounting errors occur that require correction of the Company’s issued financial statements, whether or not such errors result from fraud or intentional misconduct by executives, the Compensation Committee of the Board shall have the discretion to seek repayment of cash or equity incentive compensation erroneously paid or granted to the CEO or any of the executives of the Company who report directly to the CEO if the amount of such compensation would have been lower had it been calculated based upon financial statements free of such accounting errors. In determining whether to pursue such repayment, the Compensation Committee will take into account certain considerations, including without limitation the feasibility and expense of recoupment, any pending legal action and the amount of time since the occurrence of the accounting error requiring correction. In addition, the Company is required to disclose the results of the Compensation Committee’s determination to pursue recovery, as well as the reasons for any determination not to pursue recovery, in the first proxy statement filed following the determination.

Granted to Employees, Consultants and Directors

The number of Awards that an employee, director or consultant may receive under the Stock Plan is at the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of restricted stock units and/or performance stock units granted under the Existing Stock Plan during fiscal 2016, and (ii) the dollar value of such restricted stock units and/or performance stock units. There were no grants of stock options, restricted stock, stock appreciation rights, or performance shares under the Existing Stock Plan during fiscal 2016.

Name of Individual or Group	Number of Stock Units (#)	Dollar Value of Stock Units ($)
Lloyd A. Carney	638,200	$4,542,750
Chief Executive Officer
Daniel W. Fairfax	110,000	$806,300
Senior Vice President and Chief Financial Officer
Jeffrey P. Lindholm	110,000	$806,300
Senior Vice President, Worldwide Sales
Ken K. Cheng	110,000	$806,300
Chief Technology Officer and Senior Vice President, Corp. Dev. and Emerging Business
Gale E. England	90,000	$659,700
Chief Operating Officer and Senior Vice President, Operations
All executive officers, as a group	1,128,200	$8,134,450
All directors who are not executive officers, as a group	5,000	$48,550
All employees who are not executive officers, as a group	8,337,360	$70,702,440

Certain Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Stock Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options

No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will

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recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two or one year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares

A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will typically recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an Award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its three most highly compensated executive officers (other than the Chief Financial Officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include shareholder approval of the Stock Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Stock Plan has been designed to permit (but not require) the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby potentially permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution on account of termination of employment commence no earlier than six months after such officer’s separation from service.

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Awards granted under the Stock Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Voting Thresholds

Approval of the amendment and restatement of the Stock Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote “against” the approval of the amendment and restatement of the Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the approval of the amendment and restatement of the Stock Plan.

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PROPOSAL FIVE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending October 28, 2017, and recommends that shareholders vote for ratification of such selection. Although ratification by shareholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the shareholders. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its shareholders.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP During Fiscal Years 2016 and 2015

	Fiscal Year
	2016		2015
Audit Fees	$3,692,865		$2,458,528
Audit-Related Fees	25,000		—
Tax Fees	29,850		187,713

Total	$3,747,715	(1)	$2,646,241	(1)

(1)	Reflects the fees approved by Brocade and billed or to be billed by KPMG LLP with respect to services performed for the audit and other services for the applicable fiscal year. There were no fees other than as described above.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-Approval Policy

The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2016 and 2015, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” that were billed or to be billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements and the Audit Committee’s pre-approval policy.

Voting Thresholds

Ratification of the selection of KPMG LLP as our independent registered public accountants for fiscal year 2017 will be accomplished by the affirmative vote of the holders of a majority of the shares represented in person or by

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proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board, on behalf of the Audit Committee, unanimously recommends that shareholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 28, 2017.

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EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers.

LLOYD A. CARNEY

Employed at Brocade since 2013	Age: 55

CURRENT ROLE

•  Chief Executive Officer (since 2013)

PRIOR BUSINESS EXPERIENCE

•  Chief Executive Officer, Xsigo Systems Inc., an I/O virtualization platform company (2008 – 2012)

•  Chief Executive Officer, Micromuse Inc., a provider of network management software (2003 – 2006); subsequently served as General Manager of IBM’s Netcool Division following IBM’s acquisition of Micromuse

CURRENT PUBLIC COMPANY BOARDS • Visa, Inc. SELECTED PAST PUBLIC COMPANY BOARDS • Cypress Semiconductor Corporation • Technicolor SA

EDUCATION

•  B.S. degree in electrical engineering technology from Wentworth Institute of Technology

•  M.S. degree in applied business management from Lesley College

•  Hon. D. degree in engineering technology from Wentworth Institute of Technology

KEN K. CHENG

Employed at Brocade since 2008	Age: 61

CURRENT ROLE

•  Chief Technology Officer (since 2013)

•  Senior Vice President, Corporate Development and Emerging Business (since 2014)

PRIOR BUSINESS EXPERIENCE

•  Vice President, Corporate Development and Emerging Business, Brocade (2013 – 2014)

•  Vice President, Routing, Application Delivery and Software Networking Group, Brocade (2010 – 2013)

•  Vice President, Layer 2-3 Products, Brocade (2008 – 2010)

PRIOR BUSINESS EXPERIENCE

(cont’d)

•  Various executive management positions during his ten-year tenure at Foundry Networks, Inc.

•  Chief Operating Officer and Vice President of Engineering, DG Systems, Inc.

•  Senior engineering management positions at Network Equipment Technologies, Inc. and Bell-Northern Research

EDUCATION • B.S. degree in Applied Mathematics from Queen’s University (Canada) • M.B.A. degree from Santa Clara University • Certificate in Music from the Royal Academy of Music (England)

GALE E. ENGLAND
Employed at Brocade since 2013	Age: 67

CURRENT ROLE

•   Chief Operating Officer and Senior Vice President, Operations (since 2015)

PRIOR BUSINESS EXPERIENCE

•   Senior Vice President of Operations, Brocade
(2014 – 2015)

•   Vice President of Customer Advocacy and Operational Effectiveness, Brocade (2013 – 2014)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Senior Vice President of Global Operations and Quality, Grass Valley USA, LLC, a broadcast equipment supplier (2011 – 2013)

•   Senior positions at Nortel Networks Corporation, Bay Networks, Inc., Sonus Networks, Inc., and Numetrix Technologies Inc.

EDUCATION • B.A. degree in Economics from California State University, Chico • Technical and Professional Management Certifications from Boston University and Worcester Polytechnic Institute

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DANIEL W. FAIRFAX
Employed at Brocade since 2008	Age: 61

CURRENT ROLE

•   Chief Financial Officer
(since 2011)

•   Senior Vice President (since 2015)

PRIOR BUSINESS EXPERIENCE

•   Vice President, Finance, Brocade
(2011 – 2015)

•   Vice President, Global Services, Brocade (2009 – 2011)

•   Vice President, Business Operations, Brocade (2009)

•   Chief Financial Officer, Foundry Networks, Inc. (2007 – 2008)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Vice President, Corporate Controller, Foundry Networks, Inc.
(2006 – 2007)

•   Senior Vice President and Chief Financial Officer, GoRemote Internet Communications, Inc.

•   Chief Financial Officer of Ironside Technologies, Inc., ACTA Technology Inc. and NeoVista Software, Inc.

•   Senior financial management and operations positions at Siemens AG and Spectra-Physics Inc.

EDUCATION • B.A. degree in Economics from Whitman College • M.B.A. degree from the University of Chicago

JEFFREY P. LINDHOLM
Employed at Brocade since 2013	Age: 60

CURRENT ROLE

•  Senior Vice President, Worldwide Sales (since 2013)

PRIOR BUSINESS EXPERIENCE

•  Senior Vice President of Field Operations, Arbor Networks, Inc., a provider of network security and management solutions for enterprise and service provider networks (2009 – 2013)

PRIOR BUSINESS EXPERIENCE (cont’d)

•  Senior Vice President of Sales and Marketing, Bigband Networks, Inc. (2006 – 2008)

•  Senior positions at Juniper Networks, Inc., including Senior Vice President of Worldwide Sales and Chief Marketing Officer

EDUCATION • B.S. degree in Marketing from Boston College

ELLEN A. O’DONNELL
Employed at Brocade since 2014	Age: 53

CURRENT ROLE

•  General Counsel and Corporate Secretary (since 2014)

•  Senior Vice President (since 2015)

PRIOR BUSINESS EXPERIENCE

•  Vice President, Brocade
(2014 – 2015)

•  Private practice, counseling clients in commercial transactions, intellectual property protection and general corporate matters (2010 – 2014)

PRIOR BUSINESS EXPERIENCE (cont’d)

•  Associate General Counsel, LucasArts Entertainment Company, LLC (2007 – 2010)

•  Senior Vice President and General Counsel of Micromuse Inc.
(2003 – 2006); subsequently served as Business Development Manager at IBM following IBM’s acquisition of Micromuse (2006 – 2007)

EDUCATION • B.A. degree in History from Stanford University • J.D. from Loyola Law School

34     2017 Proxy Statement | Brocade Communications Systems, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated Executive Officers of the Company during fiscal 2016 (collectively, the “Named Executive Officers” or “NEOs”). For fiscal 2016, these individuals were:

•	Lloyd A. Carney, our Chief Executive Officer (our “CEO”);

•	Daniel W. Fairfax, our Senior Vice President and Chief Financial Officer (our “CFO”);

•	Jeffrey P. Lindholm, our Senior Vice President, Worldwide Sales;

•	Ken K. Cheng, our Chief Technology Officer and Senior Vice President, Corporate Development and Emerging Business; and

•	Gale E. England, our Chief Operating Officer and Senior Vice President, Operations.

This Compensation Discussion and Analysis also provides an overview of our executive compensation philosophy and objectives. In addition, it analyzes how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at the specific compensation decisions for our NEOs for fiscal 2016, including the key factors that the Committee considered in making those decisions.

This Compensation Discussion and Analysis is divided into the following sections:

I.	Fiscal 2016 Executive Compensation Program Overview;

II.	Governance of Executive Compensation Program;

III.	Individual Compensation Elements;

IV.	Other Compensation Policies and Practices; and

V.	Tax and Accounting Considerations.

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I.	Fiscal 2016 Executive Compensation Program Overview

Fiscal 2016 Business Highlights

We are a leading supplier of networking hardware, software and services for businesses and organizations of various types and sizes. Our end customers include global enterprises and other organizations that use our products and services as part of their communications infrastructure and service providers that use our products and services as part of their commercial operations. Our business model is focused on two key markets:

•	Storage Area Networking (“SAN”), where we offer our SAN products, including modular directors, fixed-configuration and embedded switches, as well as network management and monitoring capabilities; and

•	Internet Protocol (“IP”) Networking, where we offer IP routers, Ethernet switches, wireless access points and controllers, network security, analytics and monitoring, as well as products used to manage application delivery. Our IP Networking products also include a wide range of virtualized network software offerings.

In addition, we provide product-related customer support and services across all of our businesses.

In fiscal 2016, we achieved the following:

•	We completed our acquisition of Ruckus Wireless, Inc. (“Ruckus”), which expanded our market reach to address critical requirements at the network edge;

•	We delivered annual revenue growth for the year, driven by our acquisition of Ruckus; and

•	We advanced our product roadmap and provided our customers with significant innovations across our product portfolio, including Gen 6 Fibre Channel, workflow automation, a cloud-based Wi-Fi controller, and next-generation data center routing.

Quantitatively, our key financial and operating highlights for fiscal 2016 were as follows:(1)

•	Overall revenue of $2,346 million, representing an increase of 3.6% from fiscal 2015, driven by our acquisition of Ruckus, offset by lower SAN revenue;

•	SAN product revenue of $1,229 million, representing a decrease of 5.5% from fiscal 2015;

•	IP Networking product revenue of $730 million, including $169.4 million in revenue from the sale of Ruckus wireless products following the May 2016 acquisition of Ruckus, representing an increase of 21.5% from fiscal 2015;

•	Our GAAP operating margin was 13.1%, a decrease of 8.7% from fiscal 2015, while our non-GAAP operating margin was 23.1%, a decrease of 3.2% from fiscal 2015;

•	Our GAAP diluted EPS was $0.51, a decrease of 35.4% from fiscal 2015, while our non-GAAP diluted EPS was $1.04, an increase of 3.0% from fiscal 2015;

•	We repurchased 92.0 million shares of our common stock for an aggregate purchase price of $842 million, including 72.7 million shares with an aggregate purchase price of $661 million in connection with our acquisition of Ruckus; and

•	We paid $83.8 million in dividends.

(1)	A reconciliation of these non-GAAP measures to the most comparable financial measures calculated and presented in accordance with GAAP and a discussion of our use of these non-GAAP measures is included in Appendix B.

Fiscal 2016 Executive Compensation Highlights

The following key compensation actions were taken with respect to our NEOs for fiscal 2016:

•	Base Salaries - The annual base salaries for three NEOs were unchanged and the annual base salaries for two NEOs were increased in amounts ranging from 3.4% to 4.8%;

•	Annual Cash Bonuses - The NEOs received annual cash bonuses equal to approximately 58.3% of their target annual cash bonus opportunities, discussed further under “Individual Compensation Elements—Annual Cash Bonuses”; and

•	Long-Term Incentive Compensation - The NEOs were granted long-term incentive compensation opportunities in the form of equity awards, consisting of two equity vehicles:

¡	restricted stock units (“RSUs”), which vest over a three-year period; and

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¡	performance stock units (“PSUs”) with a three-year vesting term, which are earned based on our total shareholder return compared to the total shareholder return of the NASDAQ Telecommunications Index measured over a two-year performance period. Half of the earned shares vest at the end of the performance period, and the other half remain subject to an additional year of vesting following the end of the performance period.

A detailed discussion of the terms of the PSUs, including a description of the reasons for the selection of the NASDAQ Telecommunications Index as the comparative benchmark for determining total shareholder return, is included under “Individual Compensation Elements—Long-Term Incentive Compensation—PSU Awards” below.

Effective for fiscal 2016, based on a review of our compensation philosophy and objectives as well as market practice, the Committee determined to not grant stock options to our NEOs.

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented executive team within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executives; and

•	Align the interests and objectives of our executives with those of our shareholders by linking the long-term incentive compensation opportunities to shareholder value creation and their cash incentives to our annual performance.

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“Pay for Performance” Program Design

The annual compensation of our NEOs is comprised of three principal elements: base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, our ultimate goal is to achieve our compensation objectives as described above. A discussion and analysis of each element follows under “Individual Compensation Elements” below.

To align our NEOs’ interests with those of our shareholders, and to motivate and reward individual initiative and effort, a substantial portion of our NEOs’ target annual total direct compensation opportunity is “at-risk.” We emphasize performance-based compensation that appropriately rewards our NEOs for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash bonus plan. In addition, the PSUs, which make up a significant portion of our long-term incentive compensation arrangements, reward our NEOs for driving total shareholder return relative to an established stock price index that most closely resembles the performance of a collection of our peers, customers and competitors. We further align our NEOs’ interests with those of our shareholders and advance our retention goals through our stock ownership guidelines and grants of RSUs with time-based vesting.

The pay mix for our CEO and the other NEOs during fiscal 2016 reflected this pay-for-performance design:

Lloyd Carney, CEO Target Pay Mix	Other NEOs, Average Target Pay Mix

Note:	In the charts above, the target annual cash bonus opportunities are based on a specified target incentive percentage of fiscal 2016 base salary, subject to achievement of the target level for the pre-established performance measures. The PSUs and RSUs (each long-term incentive compensation opportunities) reflect grant date fair values.

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In addition, the following chart comparing our CEO’s total direct compensation with total shareholder return (“TSR”) over the past five fiscal years demonstrates our strong pay-for-performance alignment:

Notes:

•	Except as noted below, “Total Direct Compensation” represents the total compensation paid to the CEO for the applicable fiscal year as reported in the Summary Compensation Table.

•	“TSR” is calculated based on the closing stock price on the last trading day of the applicable fiscal year and includes reinvested dividends. The TSR indexed to fiscal 2012 represents the percentage change over the 2012 fiscal year-end stock price of $5.30 per share.

•	For fiscal 2012, the total direct compensation for the then-CEO, Mr. Klayko, reflects the grant date fair value of an equity award granted on October 25, 2011, four days before the end of fiscal 2011; this equity award was granted as part of the compensation package for fiscal 2012 as approved by the Committee.

•	Mr. Carney succeeded Mr. Klayko as our CEO on January 14, 2013. The total direct compensation for fiscal 2013 represents the fiscal 2013 compensation paid to Mr. Klayko for his service prior to that date, exclusive of severance payments, plus the fiscal 2013 compensation paid to Mr. Carney for his service on and after that date, including the grant date fair value of his new hire equity award.

Shareholder Input on Executive Compensation Program

“Say-on-Pay” Vote

At our 2016 Annual Meeting of Shareholders, we conducted a nonbinding shareholder advisory vote on the fiscal 2015 compensation of the NEOs (commonly known as a “Say-on-Pay” vote). Our shareholders approved the fiscal 2015 compensation of the NEOs with approximately 97% of the votes cast in favor of the proposal, a result that we believe indicates that our shareholders broadly support our executive compensation program.

As the Committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the strong support our shareholders have expressed for our approach to executive compensation. In addition, the Committee has taken into consideration the feedback that it has received from some of our larger shareholders that the Company should maintain relatively consistent compensation programs for its NEOs from year to year. As a result, following its annual review of our executive compensation philosophy, the Committee did not make any changes based on the result of our Say-on-Pay vote, but continues to actively monitor our compensation programs and implements changes, as appropriate, to ensure alignment with our current compensation objectives and business strategy.

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Frequency of “Say-on-Pay” Vote

Every six years, we are required to conduct a nonbinding shareholder advisory vote on the frequency of future “Say-on-Pay” votes. At our 2011 Annual Meeting of Shareholders, our shareholders cast the highest number of votes for voting on an annual basis, compared to voting every two or three years. In light of this result and other factors considered by our Board, we have since held such Say-on-Pay votes on an annual basis. As six years have passed, this year we are providing our shareholders with a second opportunity at the Annual Meeting to cast a nonbinding advisory vote on the frequency of future Say-on-Pay votes. The Board’s recommendation in support of continuing to hold such Say-on-Pay votes on an annual basis appears above under “Proposal Three: Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation.”

Shareholder Engagement and Feedback

We carefully consider feedback from our shareholders regarding our executive compensation program through our annual Say-On-Pay vote, as well as through our communications with shareholders throughout the year. Our shareholders are invited to express their views to the Committee as described under “Board of Directors—Communications with the Board of Directors” in this proxy statement. We also engage in outreach to our major shareholders throughout the year about various topics, including executive compensation. See “Corporate Governance—Shareholder Engagement.”

We value the insights gained from our discussion with our shareholders and find them to be helpful even when points of view vary. The Committee considers shareholder feedback when adopting policies affecting our executive compensation program. We will continue to seek opportunities for dialogue with our shareholders on executive compensation and other matters on an ongoing basis.

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Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. The following summarizes our executive compensation and related governance policies and practices during fiscal 2016:

WHAT WE DO	WHAT WE DON’T DO

  ☑  Use a Pay-for-Performance Philosophy. The majority of our executives’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive’s target total direct compensation dependent upon our stock price and/or total shareholder return.

  ☑  Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executives’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and shareholders.

  ☑  Performance-Based Equity Awards. Our CEO and our other executives who report directly to the CEO receive performance stock unit awards.

  ☑  “Double-Trigger” Change-in-Control Arrangements. All of our post-employment compensation arrangements in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid.

  ☑  Compensation Recovery (“Clawback”) Provision. Our annual bonus plan, 2009 Stock Plan and Amended and Restated Inducement Award Plan include a provision augmenting the Company’s ability to recover cash-based incentive compensation and performance-based equity awards from our CEO and certain other senior executives (including our NEOs) if we correct or restate our financial statements due to a material accounting error.

  ☑  Stock Ownership Guidelines. We maintain stock ownership guidelines for our CEO and certain other senior executives.

  ☑  Conduct an Annual Shareholder Advisory Vote on NEO Compensation. We conduct an annual shareholder advisory vote on the compensation of our NEOs.

  ☑  Retain an Independent Compensation Advisor. The Committee has engaged its own independent compensation advisor to provide information, analysis, and other advice on executive compensation independent of management.

  ☑  Maintain an Independent Compensation Committee. The Committee consists solely of independent directors.

  ☑  Annual Executive Compensation Review. The Committee conducts an annual review of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

  ☑  Annual Compensation-Related Risk Assessment. The Committee regularly reviews our compensation-related risk profile.

  ☑  Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

  ☒  No Retirement Plans. We do not currently offer pension arrangements, retirement plans, or any non- qualified deferred compensation plans or arrangements to our executives other than the 401(k) plan that is available to all U.S. employees.

  ☒  No Guaranteed Bonuses. We do not provide guaranteed bonuses under our annual cash bonus plan.

  ☒  No “single trigger” Change in Control Arrangements. We do not provide cash severance or automatic vesting of equity awards based solely upon a change in control of the Company.

  ☒  No Perquisites or Other Personal Benefits. With two exceptions described below under “Compensation Discussion and Analysis-Individual Compensation Elements-Perquisites and Other Personal Benefits,” during the past three fiscal years, we did not provide our NEOs with any perquisites or other personal benefits that were not available to our employees generally.

  ☒  No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits.

  ☒  No Excise Tax Payments on Future Post- Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of the Company.

  ☒  No Hedging. We prohibit our employees, including our NEOs, and the members of our Board of Directors from engaging in certain derivative transactions relating to our securities.

  ☒  No Pledging. We prohibit certain employees designated as insiders (including our NEOs) and members of our Board of Directors from holding Brocade securities in a margin account or pledging Brocade securities as collateral for a loan.

  ☒  No Special Welfare or Health Benefits. We do not provide our NEOs with any welfare or health benefit programs, other than participation on the same basis as all of our full-time employees in the employee programs that are standard in the technology sector.

  ☒  No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards or PSU awards.

  ☒  No Stock Option Re-pricing. Our employee stock plans do not permit options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our shareholders.

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II.	Governance of Executive Compensation Program

Role of the Compensation Committee

The Committee discharges the responsibilities of our Board relating to the compensation of our executive officers and members of our Board. The Committee has overall responsibility for:

•	overseeing our compensation and benefits plans, policies and programs generally;

•	annually reviewing and overseeing the process of evaluating our CEO’s performance;

•	setting the compensation of our CEO;

•	reviewing and approving all compensation for employees (executive and non-executive) who report directly to the CEO, including the NEOs (collectively, our “CEO Direct Reports”);

•	reviewing and overseeing our leadership development and succession plans;

•	reviewing and approving change of control retention agreements, including post-employment compensation arrangements; and

•	reviewing and approving this Compensation Discussion and Analysis.

The Committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure. We compete for talent in the highly-competitive entrepreneurial Silicon Valley and other technology hubs, and our future success and our ability to remain competitive are dependent on our continuing efforts to attract, retain and motivate highly qualified executives and employees in these intensively competitive environments.

The Committee has the authority under its charter, to the extent permitted by applicable law or regulation, to delegate its authority to subcommittees of the Committee when it deems appropriate and in our best interests. During fiscal 2016, the only such delegation of authority that occurred was a standing delegation of authority to a subcommittee of the Committee to approve certain grants of equity awards under our 2009 Stock Plan in accordance with the terms of our Equity Awards Granting Policy described below under “Other Compensation Policies and Practices—Equity Awards Granting Policy.”

Management Interaction with Compensation Committee

In discharging its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance as well as management’s perspective and recommendations on compensation matters. The Committee solicits our CEO’s recommendations and proposals with respect to adjustments to target annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our CEO Direct Reports. The Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in approving the compensation for our CEO Direct Reports. Our CEO is not present for any Committee discussions, and does not make any recommendations, regarding his own compensation.

Compensation Review Cycle

The Committee conducts a review of the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our CEO and our CEO Direct Reports during a minimum of four meetings conducted each year between September and December with additional telephone calls, briefings and other communications made or conducted as necessary. Adjustments are generally effective retroactive to the beginning of the fiscal year. Each fiscal quarter, the Committee tracks our financial and operational performance and the corresponding projected payments under our annual cash bonus plan and the then-current value of the equity awards previously granted to our CEO and our CEO Direct Reports.

Compensation-Setting Process

The Committee sets the target total direct compensation opportunities for our CEO and approves them for the other executives who report to the CEO, including the NEOs. The executives who report to the CEO are collectively referred to as the “CEO Executive Direct Reports.” The CEO and the CEO Executive Direct Reports are together

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referred to as the “Covered Executives.” The Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities, nor is the impact of any one factor on the determination of pay levels quantifiable. The factors below, which the Committee considers when selecting and setting the amount of each compensation element for our CEO, and when reviewing and approving the amount of each compensation element for our CEO Executive Direct Reports, provide a framework for compensation decision-making regarding the compensation opportunity of each Covered Executive:

•	our performance against the financial and operational goals and objectives established by the Committee and our Board;

•	each individual Covered Executive’s skills, experience and qualifications relative to other similarly-situated executives at companies in our compensation peer group;

•	the scope of each Covered Executive’s role compared to other similarly-situated executives at companies in our compensation peer group;

•	the prior performance of each individual Covered Executive, based on an assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;

•	our CEO’s compensation relative to that of our CEO Executive Direct Reports, and compensation parity among our CEO Executive Direct Reports and with our other senior executives;

•	our financial performance relative to our compensation peer group;

•	the compensation practices of our compensation peer group and the positioning of each Covered Executive’s compensation in a ranking of peer company compensation levels; and

•	recommendations provided by our CEO with regard to the compensation of our CEO Executive Direct Reports.

Role of Compensation Consultant

The Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review.

Since fiscal 2006, the Committee has retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. Compensia serves at the discretion of the Committee, which reviews Compensia’s engagement annually.

During fiscal 2016, Compensia regularly attended the meetings of the Committee (both with and without management present) and performed the following services:

•	provided competitive market data based on the compensation peer group for each of our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to compensation of the similarly-situated executives of our peer group companies;

•	assessed executive compensation trends within our industry and updated us on corporate governance and regulatory issues and developments;

•	reviewed market equity compensation practices, including burn rate and overhang;

•	reviewed compensation summaries, commonly known as “tally sheets,” which the Committee uses to ensure that it has a comprehensive view of our executive officers’ total compensation arrangements, including cash compensation (both fixed and variable), long-term incentive compensation (including past equity awards and the current and projected values of these awards), and post-employment compensation obligations (including in the event of a change of control of the Company);

•	provided competitive market data regarding the compensation of the non-employee members of our Board, which the Committee reviews on a biennial basis;

•	consulted with the Committee chair and other members, as requested, between Committee meetings;

•	reviewed and provided input on the Compensation Discussion and Analysis section of our proxy statement for our 2016 Annual Meeting of Shareholders; and

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•	assessed compensation risk to help the Committee determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse impact on the Company.

In fiscal 2016, Compensia provided no services to us other than the consulting services to the Committee. The Committee regularly reviews the objectivity and independence of the advice provided by Compensia to the Committee on executive and non-employee director compensation. In fiscal 2016, the Committee considered the six specific independence factors adopted by the SEC and The NASDAQ Stock Market and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group for fiscal 2016 were selected in June 2015 on the basis of their similarity to us, as determined using the following criteria:

•	Companies with a similar revenue size to ours, which we defined as between approximately 0.5 times to 2.0 times our revenue during the four fiscal quarters preceding June 2015;

•	Companies with a similar market capitalization to ours, which we defined as between approximately 0.5 times to 5.0 times our June 2015 market capitalization;

•	Business focus - Companies with a primary focus on communications equipment and a secondary focus on hardware and software companies with “network” or “systems” business models and other similarly complex technology companies; and

•	Companies with status as an independent publicly traded company.

Although we sought to include data storage companies in our compensation peer group, we were unable to identify any independent publicly traded storage companies that met the criteria outlined above.

After consultation with Compensia, the Committee determined to prioritize revenue over market capitalization for purposes of approving the compensation peer group for fiscal 2016 because revenue tends to be a less volatile metric than market capitalization.

Our compensation peer group for fiscal 2016 was as follows:

Atmel	JDS Uniphase (Viavi Solutions)	Teradyne
Cadence Design Systems	Juniper Networks	Trimble Navigation
Ciena	KLA-Tencor	Verifone Systems
Citrix Systems	Marvell Technology Group	Xilinx
CommScope Holding	Maxim Integrated Products	Zebra Technologies
F5 Networks	National Instruments
FLIR Systems	Synopsys

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The following chart shows our percentile position relative to our compensation peer group based on revenue, market capitalization, operating income, net income and headcount at the time the Committee approved the peer group:

Brocade Peer Group Comparison

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) and from the Radford High-Technology Executive Survey database. This market data was then used as a reference point for the Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group. As part of that process, the Committee made the following changes to the fiscal 2015 peer group in determining the fiscal 2016 peer group:

•	Removed LSI, as that company ceased being a publicly traded company in 2014 when it was acquired by Avago Technologies;

•	Removed Avago Technologies, as that company’s revenue and market capitalization were no longer within the selection criteria range;

•	Removed Lam Research, as that company’s revenue was no longer within the selection criteria range;

•	Removed Autodesk, as that company’s market capitalization was greater than that of other companies in the compensation peer group, and it was therefore an outlier; and

•	Added CommScope Holding and Zebra Technologies, each of which satisfied the business focus peer group selection criteria. These two companies were added in part to replace the removal of the four companies discussed above and to maintain our target peer group size of approximately 20 companies.

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III.	Individual Compensation Elements

This section describes the specific elements of our fiscal 2016 executive compensation program for our NEOs, who are identified under “Compensation Discussion and Analysis” above. Although the focus of this section is on NEO compensation, our fiscal 2016 executive compensation program for all of our CEO Executive Direct Reports, including those who are not NEOs, is comprised of these same elements, and the compensation-setting practices and approach described in this section apply similarly with respect to the compensation of all such CEO Executive Direct Reports. The Committee applies the factors described under “Governance of Executive Compensation Program—Compensation-Setting Process” above to determine these elements of compensation similarly for the CEO and all of our CEO Executive Direct Reports, inclusive of the NEOs.

The following table classifies these individual compensation elements, including each element’s principal objective and link to our business strategy and any associated performance measures. The table also categorizes each element based on the extent to which, if at all, the element is “at risk” based on performance.

	Compensation Element	Principal Objectives and Link to Business	Performance Measures

Fixed	Base Salary	Attract and retain key talent; drive performance through individual contributions	Not applicable

Fixed With "At Risk" Component	Restricted Stock Unit Awards	Attract and retain key talent; drive performance through long-term individual contributions; align interests with shareholders	Stock price appreciation

All "At Risk"	Annual Cash Bonuses	Attract and retain key talent; drive performance based on annual operating plan	Financial measures (total revenue, adjusted free cash flow and total lP business revenue) and operational measures (customer experience)
	Performance Stock Unit Awards	Attract and retain key talent; align interests with shareholders; create sustainable long-term value	Earned based on total shareholder return measured against the NASDAQ Telecommunications Index

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Base Salary

Base salary represents the fixed portion of our NEOs’ compensation and is intended to attract and retain highly talented individuals.

Generally, the initial base salaries of our NEOs are determined in consultation with Compensia at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, market data and the base salaries of our other executive officers. Thereafter, the Committee, in consultation with Compensia, reviews the base salaries of our NEOs annually taking into account these factors as well as those described under “Governance of Executive Compensation Program—Compensation-Setting Process” above. Following that review, the Committee makes adjustments, with respect to our CEO, and approves adjustments, with respect to our other NEOs, to base salaries as it determines to be necessary or appropriate.

In November 2015, the Committee reviewed the base salaries of our NEOs, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary), and the other factors described in the paragraph above. Following this review, the Committee determined that increases were necessary for certain of our NEOs to maintain the competitiveness of their base salaries. The base salaries of the NEOs for fiscal 2016 were as follows:

Named Executive Officer	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary	Percentage Adjustment
Lloyd A. Carney	$825,000	$825,000	—%
Daniel W. Fairfax	$465,000	$465,000	—%
Jeffrey P. Lindholm	$420,000	$440,000	4.8%
Ken K. Cheng	$440,000	$455,000	3.4%
Gale E. England	$420,000	$420,000	—%

Annual Cash Bonuses

For fiscal 2016, we had a single cash bonus plan, the Brocade Senior Leadership Plan (the “Fiscal 2016 SLP”), for our NEOs. The Committee designed the Fiscal 2016 SLP to motivate the NEOs to achieve the following objectives:

•	“top line” revenue growth;

•	total IP business revenue growth;

•	cash flow; and

•	overall customer satisfaction.

The Committee established for our CEO, and reviewed and approved for each of our other NEOs, a target annual cash bonus opportunity at the beginning of fiscal 2016. The Committee also approved the formula for bonus payments at that time.

Target Annual Cash Bonus Opportunities

Each NEO was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of their base salary. In November 2015, the Committee reviewed the target annual cash bonus opportunities of our NEOs, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. Following this review, the Committee determined that adjustments were necessary for certain NEOs to maintain competitive target total cash compensation and in those cases increased their target annual cash bonus opportunities compared to fiscal 2015 levels. For example, Mr. Fairfax received a market-based adjustment to his target annual cash bonus opportunity to better align his target annual cash incentive with those of the chief financial officers of the companies in our compensation peer group. Mr. Cheng’s target annual cash bonus opportunity was also increased to maintain competitiveness of his target total cash compensation compared to individuals holding equivalent roles at companies in our compensation peer group.

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The target annual cash bonus opportunities of the NEOs for fiscal 2016 were as follows:

Named Executive Officer	Fiscal 2015 Target Annual Cash Bonus Opportunity as a Percentage of Base Salary	Fiscal 2015 Target Annual Cash Bonus Opportunity	Fiscal 2016 Target Annual Cash Bonus Opportunity as a Percentage of Base Salary	Fiscal 2016 Target Annual Cash Bonus Opportunity	Percentage Adjustment(1)(2)
Lloyd A. Carney	150%	$1,237,500	150%	$1,237,500	—%
Daniel W. Fairfax	90%	$418,500	100%	$465,000	11.1%
Jeffrey P. Lindholm	125%	$525,000	125%	$550,000	4.8%
Ken K. Cheng	100%	$440,000	110%	$500,500	13.8%
Gale E. England	100%	$420,000	100%	$420,000	—%

(1)	The percentages in this column have been rounded.

(2)	The percentages in this column also reflect the impact on the fiscal 2016 target annual cash bonus opportunity resulting from the fiscal 2016 salary increases for each of Messrs. Lindholm and Cheng.

Corporate Performance Measures

In fiscal 2016, the Committee reviewed and approved the following corporate performance measures for purposes of the Fiscal 2016 SLP.

•	“Total Revenue,” which was defined as total net revenue as reported in our audited financial statements;

•	“Adjusted Free Cash Flow,” which was defined as cash flow from operations less capital expenditures plus excess tax benefits from stock-based compensation as reported in our audited financial statements;

•	“Total IP Business Revenue,” which was defined as IP Networking business revenue, as reported in our quarterly earnings releases, including hardware and software product, support and services revenues; and

•	“Customer Experience,” which is evaluated each year based on our performance with respect to certain key goals designed to measure and enhance the internal and external customer experience, with internal and external customer experiences equally weighted as 50% of the total customer experience measure.

The Committee approved these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue, managing our expenses, and growing our business, each of which are designed to enhance shareholder value. In particular, the Committee introduced Total IP Business Revenue as a new performance measure in fiscal 2016 (to replace the Data Center IP Revenue performance measure included in the prior fiscal year plan design) to align with the Company’s shift in strategy from a focus on growing the data center portion of our IP Networking business to growing our entire IP Networking business. The Customer Experience corporate performance measure was included because:

•	Exceeding our customers’ expectations continues to be an increasingly important part of our business;

•	We view customer service in connection with our products as a key market differentiator;

•	We believe there is a direct correlation between the quality of our service to internal customers and the quality of the service that we provide to our external customers; and

•	Use of customer experience-related performance measures is increasing in popularity based on an analysis of trends within our compensation peer group.

In December 2015, the Committee reviewed and approved the weightings and target performance levels for each of three quantitative performance measures, Total Revenue, Adjusted Free Cash Flow and Total IP Business Revenue, and the one milestone-driven performance measure, Customer Experience, as follows:

Corporate Performance Measure	Weighting	Target Performance Level ($M)
Total Revenue	30%	$2,283.0
Adjusted Free Cash Flow	30%	$439.0
Total IP Business Revenue	30%	$791.0
Customer Experience	10%	Score of 3 (on a 5-point scale)

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By assigning equal weightings to each of the quantitative measures, the Committee intended to balance top line measures (Total Revenue and Total IP Business Revenue) with bottom line and efficiency measures (Adjusted Free Cash Flow). The Committee believed such a balance would drive the appropriate amount of focus on revenue growth without detracting from our profitability. The Committee approved a 10% decrease in the weighting of Total Revenue and a 10% increase in the weighting of Total IP Business Revenue as compared to the prior fiscal year plan design so as to place greater emphasis on driving growth in this area of our business and align with our strategic business objectives. Consistent with our prior fiscal year plan design, the combined weighting of the top line revenue-based measures was maintained at 60%, and the weighting assigned to the bottom line cash flow measure was maintained at 30%. The Committee also approved maintaining the weighting of the Customer Experience performance measure at 10%, which it determined to be appropriate for a milestone-driven performance measure of this nature.

The target levels for the three quantitative performance measures were based on our fiscal 2016 operating plan, which was reviewed and approved by our Board. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the targets were set.

The Customer Experience target performance level was based on two distinct categories of achievement designed to measure and enhance internal and external customer experience:

•	Completion of action plans and feedback meetings with internal and external customers; and

•	Improvement in our “Net Promoter Score (“NPS”)” administered by an external consulting firm and described further below for both internal and external customers based on fiscal 2016 survey results over our baseline fiscal 2015 measurements.

NPS is an industry-accepted survey metric that measures the willingness of customers to recommend a company’s products or services to others and correlates with revenue growth. We engaged an external consulting firm to help us conduct the surveys and report results for both internal and external customers. For each achievement category, management evaluated results and assigned a score (of 1 through 5) based on pre-determined levels of performance for both internal and external customer experience. The Committee reviewed performance against this objective scoring grid, and approved a performance score for each achievement category by assigning equal weight to internal and external customer experience. Our overall Customer Experience score for fiscal 2016 was calculated as an average of the performance scores for each achievement category.

Adjustment to Target Performance Levels

The Fiscal 2016 SLP provides that the Committee may make adjustments to the target performance levels as it deemed necessary or appropriate to reflect the expected effects of certain events, such as acquisitions or divestitures completed during fiscal 2016. In June 2016, the Committee approved the adjustment of the target performance levels to reflect our acquisition of Ruckus and the $800 million term loan facility we entered into to finance a portion of the acquisition, each of which occurred in late May 2016, with the specific numerical adjustments to be approved at a subsequent Committee meeting once additional financial information became available. In September 2016, the Committee approved the numerical adjustments noted in the table below:

Corporate Performance Measure	Original Target Performance Level ($M)	Adjusted Target Performance Level ($M)	Percentage Change(1)
Total Revenue	$2,283.0	$2,455.0	7.5%
Adjusted Free Cash Flow	$439.0	$404.0	(8.0)%
Total IP Business Revenue	$791.0	$963.0	21.7%
Customer Experience	Score of 3 (on a 5-point scale)	No change	No change

(1)	The percentages in this column have been rounded.

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Bonus Payment Formula

The target payment amount that each participant could earn under the Fiscal 2016 SLP was based on achievement with respect to Total Revenue, Adjusted Free Cash Flow, Total IP Business Revenue and Customer Experience for fiscal 2016. The following formula was used to calculate the actual cash bonus payments for participants in the Fiscal 2016 SLP:

Total Revenue Performance Score x 30%	Adjusted Free Cash Flow Performance Score x 30%	Total IP Business Revenue Performance Score x 30%	Customer Experience Performance Score x 10%	Target Annual Cash Bonus Opportunity Percentage	Annual Base Salary as of October 29, 2016

Pursuant to the Fiscal 2016 SLP, the Committee has the authority to decrease or eliminate (but not increase) actual bonus payments under certain defined circumstances. As described below under the section entitled “Computation of the Fiscal 2016 Annual Cash Bonus Payments,” the Committee exercised its authority to adjust the actual cash bonus payments made to each of the NEOs for fiscal 2016.

Corporate Performance Measure Performance Scores

For each corporate performance measure, the Committee approved a scale to determine the performance scores that would be associated with varying levels of performance. These scales are shown below.

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For the Total Revenue corporate performance measure, the scale was designed so that each one percent of above-target performance would result in a 12.0 percentage point increase in the performance score, and each one percent of below-target performance would result in a 10.0 percentage point decrease in the performance score. The impact of above-target performance on the performance score is greater than the impact of an equivalent level of below-target performance on the performance score so as to further incentivize and reward above-target performance. The Total Revenue scale was adjusted from the prior fiscal year plan design, which provided that each one percent of above-target performance resulted in a 15.0 percentage point increase in the performance score and each one percent of below-target performance resulted in a 12.0 percentage point decrease in the performance score, to improve the linkage of this measure to the operating profit funding for the plan.

For the Adjusted Free Cash Flow corporate performance measure, the scale was designed so that each one percent of above-target performance would result in a 3.5 percentage point increase in the performance score, and each one percent of below-target performance would result in a 3.0 percentage point decrease in the performance score. The impact of above-target performance on the performance score is greater than the impact of an equivalent level of below-target performance on the performance score so as to further incentivize and reward above-target performance. The Adjusted Free Cash Flow scale was unchanged from the prior fiscal year plan design.

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For the Total IP Business Revenue corporate performance measure, the scale was designed so that each one percent of above-target performance would result in a 7.0 percentage point increase in the performance score, and each one percent of below-target performance would result in a 6.0 percentage point decrease in the performance score. The impact of above-target performance on the performance score is greater than the impact of an equivalent level of below-target performance on the performance score so as to further incentivize and reward above-target performance. As compared to the Data Center IP Revenue scale for the prior fiscal year plan design, the Total IP Business Revenue scale was adjusted to reflect the higher revenue base, differing growth expectations and the impact of certain worldwide macroeconomic factors.

For the Customer Experience corporate performance measure, the scale was designed so that each one percent of above-target performance would result in a 1.5 percentage point increase in the performance score, and each one percent of below-target performance would result in a 1.5 percentage point decrease in the performance score. The Customer Experience scale was adjusted from the prior fiscal year plan design so as to balance the impact of above-target performance with the impact of an equivalent level of below-target performance, and further incentivize and reward above-target performance, as compared to the prior fiscal year when Customer Experience was first used as a performance measure.

Computation of the Fiscal 2016 Annual Cash Bonus Payments

In November 2016, the Committee determined the amounts to be paid under the Fiscal 2016 SLP based on our actual performance in fiscal 2016 with respect to each corporate performance measure. The first step in making that determination was to calculate the total weighted performance score based on our actual performance compared to the adjusted target performance as shown in the table below:

Corporate Performance Measure	Adjusted Target Performance Level ($M)	Actual Performance Level ($M)	Performance Score	Weighting Percentage	Weighted Performance Score(1)
Total Revenue	$2,455.0	$2,345.6	55.5%	30.0%	16.7%
Adjusted Free Cash Flow	$404.0	$342.5	54.3%	30.0%	16.3%
Total IP Business Revenue	$963.0	$898.4	59.7%	30.0%	17.9%
Customer Experience	3.0	5.0	200.0%	10.0%	20.0%
Total				100.0%	70.9%
(1)	The percentages in this column have been rounded.

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Prior to the end of fiscal 2016 and the final computation of the Fiscal 2016 SLP performance that occurs after fiscal year-end, management estimated that the Fiscal 2016 SLP performance would be approximately 58.3% of target. The Committee deliberated about whether a payout at this level would cause retention concerns. The Committee determined to address such retention concerns through adjustments to the fiscal 2017 annual equity award grants to be made to certain NEOs. These equity award adjustments were calculated on the basis that the Fiscal 2016 SLP would pay out at 58.3% of target and took into account several operational achievements by certain NEOs in fiscal 2016, including the successful acquisition of Ruckus and the accelerated release of certain product upgrades. As noted above, the actual Fiscal 2016 SLP performance achievement was 70.9%, which was significantly higher than the estimate. The Committee considered the impact of the higher than estimated SLP performance on total NEO compensation and the Company’s financial performance in fiscal 2016 and determined to exercise its discretionary authority under the Fiscal 2016 SLP to adjust downward the actual cash bonus payments made to each of the NEOs for fiscal 2016 to 58.3% of target for each NEO.

The next step was to calculate the actual cash bonus payments to be made to the NEOs for fiscal 2016 by multiplying the adjusted total weighted performance score by each NEO’s fiscal 2016 target annual cash bonus opportunity as shown in the table below:

Named Executive Officer	Fiscal 2016 Target Annual Cash Bonus Opportunity	Adjusted Total Weighted Performance Score	Actual Annual Cash Bonus Payment
Lloyd A. Carney	$1,237,500	58.3%	$721,463
Daniel W. Fairfax	$465,000	58.3%	$271,095
Jeffrey P. Lindholm	$550,000	58.3%	$320,650
Ken K. Cheng	$500,500	58.3%	$291,792
Gale E. England	$420,000	58.3%	$244,860

Long-Term Incentive Compensation

We use equity awards to deliver long-term incentive compensation opportunities to our NEOs and to address special situations as they may arise from time to time, such as promotions and retention arrangements. Our equity award grant practices are designed to reflect a balance between our desire to motivate and retain executive talent, our need to remain competitive in recruiting, and our need to effectively manage the dilution of shareholders’ interests.

In accordance with the process described under “Governance of Executive Compensation Program—Compensation-Setting Process” above, the Committee determines for our CEO, and reviews and approves for our other NEOs, the amount of long-term incentive compensation as part of its annual compensation review by taking into consideration the following:

•	a competitive market analysis prepared by Compensia;

•	the recommendations of our CEO (except with respect to the CEO’s long-term incentive compensation);

•	the outstanding equity holdings of each NEO;

•	the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to that of the companies in our compensation peer group; and

•	the potential ownership dilution to our shareholders resulting from employee equity awards (our “overhang”) in relation to the median practice of the companies in our compensation peer group.

Effective for fiscal 2016, the Committee determined to deliver long-term incentive value to our NEOs in a mix of RSUs and PSUs and to not grant stock options. Fiscal 2016 equity award grants were allocated equally between PSUs and RSUs for our NEOs other than our CEO and allocated 60% to PSUs and 40% to RSUs for our CEO. The approved mix of RSUs and PSUs awarded to NEOs was viewed as strongly aligned with our pay-for-performance compensation philosophy, with realizable compensation tied to changes in our stock price as well as our performance relative to a relevant industry benchmark. When finalizing the mix of equity awarded to our NEOs in fiscal 2016, the Committee also considered an analysis of competitive market trends prepared by Compensia, including a review of the granting practices of companies in our compensation peer group.

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PSU Awards

PSU awards are designed to link executive compensation with increases in shareholder value relative to a published index. Accordingly, the actual number of shares of our common stock that may be issued following the vesting of the PSU awards varies based on our total shareholder return relative to the total shareholder return of the NASDAQ Telecommunications Index during the performance period, which is two years starting at the beginning of our fiscal year and concluding at the end of the following fiscal year. Subject to accelerated vesting upon the earlier consummation of the proposed merger with Broadcom (described in more detail below under the section entitled “Treatment of Equity Awards Upon Consummation of the Proposed Merger with Broadcom“), PSU awards vest over a three-year period from the grant date, with half of the earned shares vesting at the end of the performance period and the remaining half on the one year anniversary of the last day of the performance period, so that the awards are fully vested, to the extent earned, three years from the grant date. The following table illustrates the operation of the PSU awards that we have granted since fiscal 2014 over a three-year period:

The number of shares of our common stock to be earned under the PSU awards is increased by five percentage points for each percentage point that our total shareholder return exceeds that of the NASDAQ Telecommunications Index during the performance period. Similarly, the number of shares to be earned under the awards is decreased by five percentage points for each percentage point that our total shareholder return is less than that of the NASDAQ Telecommunications Index. The number of shares to be issued following the vesting of the PSU awards was capped at 250% of the target award level for the fiscal 2014 awards, reflecting an increase in the cap from the prior fiscal year, in order to retain and motivate our executives during business transitions occurring at the time, including significant staff and cost reductions and the implementation of the company’s software networking initiatives. For fiscal 2015 and fiscal 2016, the Committee approved restoring a cap of 150% of the target award level.

The Committee approved the use of the NASDAQ Telecommunications Index as an appropriate benchmark against which to evaluate our performance for the following reasons:

•	This index includes a collection of our peers, customers and competitors;

•	There is a strong historical correlation between the performance of our common stock and the performance of this index;

•	The major NASDAQ indexes that are not market sector-focused tend to be dominated by large technology stocks and do not correlate well with our performance; and

•	There is a low correlation with other NASDAQ market sector indexes that we have considered.

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To illustrate this strong correlation, the following graph compares for the period from the beginning of fiscal 2013 to the end of fiscal 2016 the annual percentage change in the cumulative total shareholder return of our common stock with the cumulative total shareholder return of the NASDAQ Telecommunications Index (assuming the reinvestment of dividends). The historical shareholder returns for both our common stock and the NASDAQ Telecommunications Index are not indicative of, or intended to forecast, future performance.

The performance period for PSU awards granted at the beginning of fiscal 2015 ended on October 29, 2016. These fiscal 2015 PSU awards were subsequently cancelled effective October 29, 2016 because no shares of our common stock were earned during the performance period.

RSUs

RSUs require our NEOs to remain continuously employed by us through the applicable vesting date. Subject to acceleration upon the earlier consummation of the proposed merger with Broadcom (described in more detail below under the section entitled “Treatment of Equity Awards Upon Consummation of the Proposed Merger with Broadcom”), the RSUs granted at the beginning of fiscal 2016 vest in annual increments over three years. The value of RSUs is tied to the market price of our common stock.

Equity Awards Granted in Fiscal 2016

The equity awards granted to the NEOs in fiscal 2016 were as follows:

	Performance Stock Units Granted	Grant Date Fair Value	Restricted Stock Units Granted	Grant Date Fair Value	Total Grant Date Fair Value
Lloyd A. Carney	382,900	$2,400,783	255,300	$2,141,967	$4,542,750
Daniel W. Fairfax	55,000	$344,850	55,000	$461,450	$806,300
Jeffrey P. Lindholm	55,000	$344,850	55,000	$461,450	$806,300
Ken K. Cheng	55,000	$344,850	55,000	$461,450	$806,300
Gale E. England	45,000	$282,150	45,000	$377,550	$659,700

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Treatment of Equity Awards Upon Consummation of the Proposed Merger with Broadcom

In general, upon consummation of the proposed merger with Broadcom:

•	Broadcom will assume and convert into awards for Broadcom ordinary shares all vested Brocade stock options that are not in-the money and all unvested Brocade stock options, RSUs and PSUs, in each case held by continuing employees and service providers;

•	all vested in-the-money Brocade stock options, after giving effect to any acceleration, will be cashed out at the merger consideration less the applicable exercise price per share of such option;

•	all Brocade RSUs and PSUs that are not assumed by Broadcom will accelerate vesting and be cashed out at the merger consideration; and

•	all out-of-the money Brocade stock options that are not assumed by Broadcom will be cancelled in exchange for no consideration.

The discussion in this Compensation Discussion and Analysis with respect to the design and vesting terms of outstanding equity awards is subject to the treatment described above upon consummation of the proposed merger with Broadcom. For more information on the merger, please see the section of this proxy statement entitled “Proxy Statement Summary-Pending Acquisition by Broadcom Limited.”

Benefit Plans

We have established a tax-qualified Section 401(k) retirement plan for all U.S. employees who satisfy certain eligibility requirements. Currently, we match contributions made to the plan by our employees, including our NEOs, dollar for dollar to a maximum of $3,000. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

We also offer our U.S. employees, including our NEOs, the opportunity to purchase shares of our common stock at a discount under our employee stock purchase plan.

In addition, we provide other benefits to our NEOs on the same basis as all of our full-time U.S. employees. These benefits include: medical, dental and vision insurance; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; accidental death and dismemberment insurance; and basic life insurance coverage.

Perquisites and Other Personal Benefits

Generally, we do not provide any perquisites or other personal benefits to our NEOs that are not generally available on a non-discriminatory basis to all employees. During the past three fiscal years, one or more of our NEOs received a benefit that was not available to all employees in the following two instances:

•	In November 2014, after extended efforts to dispose of four seat licenses at Levi’s Stadium in Santa Clara, California, and related San Francisco 49ers football season tickets for the 2014-2015 season in the secondary market, we sold these seat licenses and tickets to Mr. England and his son-in-law. We implemented the transaction primarily to relieve the Company of the continuing financial obligation to make principal and interest payments on the seat licenses and to purchase the associated tickets. The seat licenses and tickets were sold to Mr. England and his son-in-law for cash and the assumption of our obligations in an aggregate amount of $131,211, which represented approximately our total cost associated with such seat licenses and tickets. Based on the applicable tax rules for related party transactions, we determined that the imputed compensatory value of the transaction to Mr. England was $19,421, which was added to Mr. England’s total compensation for fiscal 2015.

•	We have limited access to private aircraft for business travel purposes. Under certain circumstances, and with prior approval, we may permit one or more non-employee personal guests of an NEO to travel with the NEO on a business-related flight. To the extent permitted under applicable U.S. Federal Aviation Regulations and the terms and conditions of any contract governing our use of the aircraft being used for a particular flight segment, the host NEO is required to reimburse us for such flight segment at the lower of the standard industry fare level (“SIFL”) rate and the maximum amount that may be reimbursed to us with respect to the guest flight travel under applicable U.S. Federal Aviation Regulations for that flight segment. The amount, if any, by which the SIFL rate exceeds any amount reimbursed by the host NEO is treated as income to the host NEO and reported as compensation in the Summary Compensation Table.

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Change of Control Retention Agreements

We have entered into written Change of Control Retention Agreements with each of our NEOs (each a “Retention Agreement”). Each of these agreements was approved by the Committee or, in certain instances, by our Board. These agreements set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing the NEO with the opportunity to receive certain post-employment payments and benefits in the event of a termination of employment under certain circumstances, including following a change of control of the Company. The proposed merger with Broadcom will, if consummated, constitute a “change of control” under the terms of the Retention Agreements.

We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are intended to keep executive officers working to achieve our goals despite a possible change of control and are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions of our Retention Agreements, the Committee has drawn a distinction between (i) terminations of employment by the Company for cause and voluntary terminations of employment without good reason and (ii) terminations of employment by the Company without cause or by the NEO with good reason as a result of a change of control of the Company. Payment in the event of a termination by the Company without cause or by the NEO with good reason as a result of a change of control has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the NEO’s departure is due, at least in part, to circumstances not within his control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either inadequate performance or a decision by the NEO to end his relationship with us.

As noted above, the Retention Agreements contain post-employment compensation arrangements in the event of a change of control of the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of shareholders regardless of whether those transactions may result in their own job loss. As such, we believe that these arrangements appropriately align the interests of management and shareholders when considering the long-term future for the Company.

All payments and benefits in the event of a change of control of the Company are payable only if there is a subsequent qualifying loss of employment by an NEO (commonly referred to as a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change of control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

Historically, we have avoided the use of excise tax payments (or “gross-ups”) relating to a change of control of the Company and have no such obligations in place with respect to any of our NEOs. Consistent with our historical practice, we intend to continue to refrain from providing excise tax payments relating to a change of control of the Company.

For information on the specific terms and conditions of the Retention Agreements, see “Employment, Change of Control and Severance Arrangements.” In addition, for an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2016, see “Potential Payments Upon Termination or Change of Control.”

Restrictions on Fiscal 2017 Compensation Actions

The merger agreement with Broadcom requires us to conduct our business in the ordinary course consistent with past practice between the date of the merger agreement and the effective time of the proposed merger and limits

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our ability to make certain specified changes to our executive compensation practices. For example, except as pursuant to existing written agreements or Company benefit plans or as required by law, we cannot, without Broadcom’s written consent:

•	amend any term of any outstanding RSUs, PSUs or stock options;

•	establish, adopt or amend any bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other employee plan, in each case subject to certain exceptions;

•	grant or increase any change-in-control, severance or termination pay (or amend any such existing arrangement), or increase benefits payable under any existing change-in-control, severance or termination pay policies, in each case subject to certain exceptions; or

•	increase any other form of compensation, bonus, or other benefits payable to directors, officers or employees, except in the ordinary course of business consistent with past practice.

These covenants are described in greater detail in our definitive proxy statement on Schedule 14A, filed with the SEC on December 20, 2016.

IV.	Other Compensation Policies and Practices

Equity Awards Granting Policy

Our “Equity Awards Granting Policy” sets forth our granting practices for equity awards under our 2009 Stock Plan. Consistent with that policy, the Committee reviewed and approved the equity awards granted to the NEOs during fiscal 2016 at the beginning of the fiscal year. Under the Equity Awards Granting Policy, grants of equity awards under our 2009 Stock Plan to most employees are made as follows:

•	Grants of new hire and annual equity awards are submitted for approval each month by the Committee, or its designated subcommittee, irrespective of whether the grants will occur during one of the Company’s trading blackout periods; and

•	Grants of promotional and other discretionary equity awards are submitted for approval each month by the Committee, or its designated subcommittee, provided the grants do not occur during one of the Company’s trading blackout periods.

Awards under our 2009 Stock Plan are approved by the Committee, or its designated subcommittee, in accordance with the Committee’s charter, our Equity Awards Granting Policy, and applicable law. Awards under our Amended and Restated Inducement Award Plan are not subject to the Equity Awards Granting Policy and are approved by the Committee itself in accordance with the Committee’s charter and applicable law.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our CEO and our CEO Executive Direct Reports to align their interests with the interests of our shareholders. Requirements under these guidelines are expressed as the lesser of a fixed number of shares of our common stock or a dollar value calculated based on a specified multiple of annual base salary on a fixed date multiplied by the stock price for that date. These guidelines provide that:

•	our CEO is required to own the lesser of 400,000 shares of our common stock or that number of shares with a market value equal to three times his annual base salary;

•	our CFO is required to own the lesser of 75,000 shares of our common stock or that number of shares with a market value equal to his annual base salary; and

•	our other CEO Executive Direct Reports are required to own the lesser of 60,000 shares of our common stock or that number of shares with a market value equal to their annual base salary.

Our executives who are subject to these guidelines are expected to reach their target ownership level within five years of the date on which the guidelines were adopted or the date on which they became subject to the guidelines, whichever is later, and to hold at least such minimum value in shares of our common stock for so long as applicable. As of October 29, 2016, each of our NEOs satisfied the applicable stock ownership guidelines.

Compensation Recovery (“Clawback”) Provision

To further align the interests of our executives and shareholders, and to promote good governance practices, the Company’s 2009 Stock Plan, Amended and Restated Inducement Award Plan and Fiscal 2016 SLP each include

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an executive compensation recovery (“clawback”) provision. The intent of this provision is that, in the event that material accounting errors occur that require a financial restatement, whether or not such errors result from fraud or intentional misconduct by our CEO or our CEO Executive Direct Reports, the Committee will seek recovery of all cash-based incentive compensation or performance-based equity awards erroneously paid or granted to our CEO and any of such executives based on the material accounting error, if the amount paid or awarded would have been lower had our financial statements been free of any such material accounting errors. The provision further provides that, in determining whether to pursue such recovery, the Committee will take into account considerations such as the feasibility and expense of recovery, the existence of any pending legal action, and the passage of time since the material accounting errors were made. The provision also provides that we will disclose the results of the Committee’s determination to pursue recovery, as well as the reasons for any determination not to pursue recovery, in the first proxy statement filed following the determination. In addition, we will further amend this provision, as appropriate, following the implementation of final rules to be adopted by the U.S. Securities and Exchange Commission under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Policy Prohibiting Hedging or Pledging of Our Equity Securities

Our Insider Trading Policy prohibits our employees, officers and the members of our Board from engaging in certain derivative transactions relating to our securities.

In addition, certain employees designated as insiders (including our NEOs) and the members of our Board may not hold our securities in a margin account or pledge our securities as collateral for a loan.

Exchange Act Rule 10b5-1 Trading Plans

Each of our executive officers, certain other senior executives and the members of our Board may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. If these officers, executives and directors desire to trade in our securities, we encourage them to enter into Exchange Act Rule 10b5-1 trading plans.

V.	Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) whose compensation is required to be disclosed to our shareholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the Committee considers the potential effects of Section 162(m) on the compensation paid to the NEOs.

The Committee generally seeks to qualify the performance-based incentive compensation paid or awarded to the NEOs for the “performance-based compensation” exemption from the deductibility limit of Section 162(m) to the extent that we determine it to be in the best interests of the Company. In addition, in approving the amount and form of compensation for the NEOs, the Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). However, the Committee believes that it is important to retain the flexibility to motivate superior performance through plans and awards that do not satisfy all of the conditions of an exemption from Section 162(m). The Committee believes that the benefit to the Company from these awards outweighs the potential benefit of ensuring the tax deductibility of the remuneration realized by the NEOs from these awards. Accordingly, from time to time, the Committee may, in its judgment, approve compensation for the NEOs that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our shareholders. The Committee will continue to monitor the issue of deductibility of executive compensation and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the best interests of the Company and our shareholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they

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receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during fiscal 2016, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

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COMPENSATION AND RISK

In January 2016, with the assistance of Compensia, we carefully reviewed our compensation policies and practices and determined that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the Company. We believe the following characteristics of our compensation programs work to reduce the possibility of our employees, including our NEOs, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group (e.g., executives, managers and individual contributors).

•	We structure employee compensation packages to reflect a balance between cash and equity-based compensation, and short-term and long-term performance focus, based on the nature of the responsibilities and market practices of each employee group.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board.

•	We attempt to structure our compensation policies and practices so that they are based on consistent performance objectives across the Company, including annual targets that are based on Company performance.

•	In the case of our executive compensation program:

¡	We use multiple performance measures in the annual cash incentive plan.

¡	To ensure that employees do not benefit from Company over-performance at a level that is greater than do all shareholders, payouts under the Fiscal 2016 SLP are effectively capped.

¡	The PSUs have caps on the maximum number of shares of our common stock that may be earned.

¡	The Committee has retained an external executive compensation consultant to advise on market practices and the suitability of its compensation actions and decisions.

¡	The Committee reviews executive compensation annually and considers market practices in its compensation actions and decisions.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

L. William Krause (Chair)

Kim C. Goodman

David L. House

Sanjay Vaswani

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EXECUTIVE COMPENSATION TABLES

The following table sets forth summary information concerning the compensation paid or accrued for services rendered to the Company in all capacities to: (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) our other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2016.

Fiscal 2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lloyd A. Carney	2016	825,000	4,542,750	—	721,463	3,000	6,092,213
Chief Executive Officer	2015	825,000	5,106,180	1,267,510	1,152,881	3,000	8,354,571
	2014	800,000	6,148,050	1,262,459	1,861,440	3,000	10,074,949
Daniel W. Fairfax	2016	465,000	806,300	—	271,095	3,000	1,545,395
Senior Vice President and Chief	2015	465,000	910,310	225,679	389,883	3,000	1,993,872
Financial Officer	2014	450,000	1,264,705	246,179	558,432	3,000	2,522,316
Jeffrey P. Lindholm	2016	440,000	806,300	—	320,650	—	1,566,950
Senior Vice President,	2015	420,000	994,090	247,319	489,101	—	2,150,510
Worldwide Sales	2014	400,000	1,286,180	246,179	775,600	—	2,707,959
Ken K. Cheng	2016	455,000	806,300	—	291,792	3,000	1,556,092
Chief Technology Officer and Senior	2015	440,000	868,530	216,405	409,913	3,000	1,937,848
Vice President, Corp. Dev. and Emerging Business	2014	440,000	1,328,500	268,273	682,528	3,000	2,722,301
Gale E. England	2016	420,000	659,700	—	244,860	—	1,324,560
Chief Operating Officer and Senior	2015	420,000	826,530	200,947	391,281	19,421	1,858,179
Vice President, Operations(6)	2014	420,000	1,288,442	261,961	521,203	99,146	2,590,752

Note: All dollar amounts rounded to the nearest whole dollar

(1)	Actual salary earned during the applicable fiscal year.

(2)	These amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718 for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as through the vesting of a restricted stock unit award). For additional information, see Note 12 of our financial statements in our annual report on Form 10-K for the fiscal year ended October 29, 2016, as filed with the SEC. See also the “Fiscal 2016 Grants of Plan-Based Awards” table for information on stock awards granted in fiscal 2016.

(3)	These amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718 for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). For additional information, see Note 12 of our financial statements in our annual report on Form 10-K for the fiscal year ended October 29, 2016, as filed with the SEC. For information on the valuation assumptions for stock options granted prior to fiscal 2016, see the notes in our financial statements in the Form 10-K for the respective year.

(4)	These amounts include payments under the Company’s Senior Leadership Plan for the applicable fiscal year. The applicability of those plans and the actual payments under those plans are included in the “Actual Payouts Under Non-Equity Incentive Plan” column of the “Fiscal 2016 Grants of Plan-Based Awards” table. See “Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Bonuses” above for more information.

(5)	Except for Mr. England, these amounts represent the Company’s matching contribution for participating in the Company’s Section 401(k) plan.

(6)	For fiscal 2015, the amount listed in the “All Other Compensation” column for Mr. England represents the imputed compensatory value associated with his acquisition from the Company of certain sports facility seat licenses and related tickets. See “Compensation Discussion and Analysis—Individual Compensation Elements—Perquisites and Other Personal Benefits.” For fiscal 2014, the amount listed in the “All Other Compensation” column for Mr. England represents taxable relocation expenses he received in that fiscal year.

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The following table shows all plan-based awards granted to the NEOs during fiscal 2016. The Fiscal 2016 SLP awards are cash awards, and the RSU awards and PSU awards are non-cash awards (e.g., equity awards). The equity awards identified in the table below are also reported in the “Fiscal 2016 Outstanding Equity Awards at Fiscal Year End” table below.

Fiscal 2016 Grants of Plan-Based Awards

Name	Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Actual Payouts Under Non-Equity Incentive Plan ($)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Lloyd A. Carney	2016 SLP			1,237,500		721,463
	RSU	12/15/2015								255,300			2,141,967
	PSU	12/15/2015						382,900	574,350				2,400,783
Daniel W. Fairfax	2016 SLP			465,000		271,095
	RSU	12/15/2015								55,000			461,450
	PSU	12/15/2015						55,000	82,500				344,850
Jeffrey P. Lindholm	2016 SLP			550,000		320,650
	RSU	12/15/2015								55,000			461,450
	PSU	12/15/2015						55,000	82,500				344,850
Ken K. Cheng	2016 SLP			500,500		291,792
	RSU	12/15/2015								55,000			461,450
	PSU	12/15/2015						55,000	82,500				344,850
Gale E. England	2016 SLP			420,000		244,860
	RSU	12/15/2015								45,000			377,550
	PSU	12/15/2015						45,000	67,500				282,150

(1)	“2016 SLP” means the Senior Leadership Plan for fiscal 2016. “RSU” means a restricted stock unit award that vests if the recipient remains employed by the Company for a specified period of time. “PSU” means performance stock unit awards pursuant to which shares of our common stock may be earned based on the Company’s total shareholder return relative to that of an established index and that vests if the recipient remains employed by the Company for a specified period of time. See “Compensation Discussion and Analysis—Individual Compensation Elements” above for more information.

(2)	These amounts reflect the grant date fair value of such award computed in accordance with FASB ASC Topic 718 for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards. For additional information, see Note 12 of our financial statements in the annual report on Form 10-K for the fiscal year ended October 29, 2016, as filed with the SEC.

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The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2016.

Fiscal 2016 Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)							Stock Awards
Name	Award Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Lloyd A. Carney	12/15/2015		—	—	—	—	—	255,300		2,218,557	382,900	3,327,401
	12/16/2014		196,458	213,542	—	10.89	12/16/2021	108,666	(2)	944,308	—	—
	12/9/2013		291,666	108,334	—	8.59	12/9/2020	50,000	(2)	434,500	—	—
	12/9/2013		—	—	—	—	12/9/2020	330,727	(7)	2,874,018	—	—
	1/16/2013	(5)	2,250,000	150,000	—	5.66	1/16/2020	—		—	—	—
Daniel W. Fairfax	12/15/2015		—	—	—	—	—	55,000		477,950	55,000	477,950
	12/16/2014		34,979	38,021	—	10.89	12/16/2021	19,333	(2)	168,004	—	—
	12/9/2013		56,875	21,125	—	8.59	12/9/2020	10,333	(2)	89,794	—	—
	12/9/2013		—	—	—	—	12/9/2020	59,531	(7)	517,324	—	—
Jeffrey P. Lindholm	12/15/2015		—	—	—	—	—	55,000		477,950	55,000	477,950
	12/16/2014		38,333	41,667	—	10.89	12/16/2021	21,333	(2)	185,384	—	—
	12/9/2013		56,875	21,125	—	8.59	12/9/2020	10,333	(2)	89,794	—	—
	12/9/2013		—	—	—	—	—	59,531	(7)	517,324	—	—
	3/4/2013	(5)	201,562	23,438	—	5.68	3/4/2020	18,750	(6)	162,938	—	—
Ken K. Cheng	12/15/2015		—	—	—	—	—	55,000		477,950	55,000	477,950
	12/16/2014		33,541	36,459	—	10.89	12/16/2021	18,666	(2)	162,208	—	—
	12/9/2013		61,979	23,021	—	8.59	12/9/2020	11,333	(2)	98,484	—	—
	12/9/2013		—	—	—	—	—	65,200	(7)	566,588	—	—
	12/10/2009		60,000	—	—	7.47	12/10/2016	—		—	—	—
Gale E. England	12/15/2015		—	—	—	—	—	45,000		391,050	45,000	391,050
	12/16/2014		31,145	33,855	—	10.89	12/16/2021	17,333	(2)	150,624	—	—
	12/9/2013		60,520	22,480	—	8.59	12/9/2020	11,000	(2)	95,590	—	—
	12/9/2013		—	—	—	—	—	62,365	(7)	541,952	—	—
	6/3/2013	(5)	208,333	41,667	—	5.42	6/3/2020	25,000	(6)	217,250	—	—

(1)	All options, except new hire option grants, vest at the rate of 1/48th of the shares of our common stock subject to the option per month and vest completely after four years as long as the recipient remains employed by the Company through the final vesting date.

(2)	These RSUs vest over three years with 1/3 of the shares of our common stock subject to the award vesting annually as long as the recipient remains employed by the Company through the final vesting date.

(3)	All PSUs have a two-year performance period commencing at the beginning of the fiscal year in which they are granted and concluding at the end of the subsequent fiscal year. The PSUs vest as to 50% of the shares of our common stock earned at the end of the subsequent fiscal year and as to the remaining 50% of such shares one year later as long as the recipient remains employed by the Company through the final vesting date. Amounts in this table do not reflect PSUs granted to each of the NEOs on December 16, 2014, which were subsequently cancelled effective October 29, 2016 because no shares of our common stock were earned during the applicable performance period that ended on October 29, 2016.

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(4)	Calculations based on the per share closing price of our common stock of $8.69 on October 28, 2016, the last trading day before the Company’s October 29, 2016 fiscal year end.

(5)	New hire grant options vest over four years with 1/4 of the shares of our common stock subject to the option vesting after one year and 1/48 of the shares of our common stock subject to the option vesting monthly thereafter.

(6)	New hire grant RSUs, with the exception of Mr. Carney’s new hire grant, vest annually over four years.

(7)	Represents the unvested portion of the shares of our common stock earned as of the end of fiscal 2016 in accordance with the terms of the PSUs granted on December 9, 2013.

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The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the NEOs during fiscal 2016.

Fiscal 2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Lloyd A. Carney	—	—	511,727	5,020,943
Daniel W. Fairfax	—	—	96,197	981,537
Jeffrey P. Lindholm	—	—	99,281	1,008,985
Ken K. Cheng	—	—	102,534	1,045,584
Gale E. England	—	—	107,033	1,053,956

(1)	The number of shares of our common stock acquired on vesting includes both RSUs and PSUs where applicable. Amounts in this table do not reflect PSUs granted to each of the NEOs on December 16, 2014, which were subsequently cancelled effective October 29, 2016 because no shares of our common stock were earned during the applicable performance period that ended on October 29, 2016.

(2)	The value realized on vesting is calculated as the number of shares of our common stock acquired on vesting multiplied by the closing market price of our common stock on the date of vesting.

Employment, Change of Control and Severance Arrangements

Each of our NEOs has a Change of Control Retention Agreement that was approved by the Compensation Committee (each a “Retention Agreement”). In September 2016, each Retention Agreement was amended to extend its expiration date from October 25, 2016 to November 2, 2019. Each Retention Agreement is subject to mutual renewal and possible automatic extension if we enter into a definitive agreement regarding a change of control of the Company (as defined in the Retention Agreements).

Under the Retention Agreements, if the employment of an NEO is terminated by us without “cause” (as defined in the Retention Agreements) and such termination of employment does not occur in connection with a change of control (as defined in the Retention Agreements), then, subject to his execution of a release of claims in favor of the Company, agreeing not to disparage the Company for a period of 12 months following termination of employment, and continuing to comply with the Company’s employee confidential information agreement, the NEO will be eligible to receive:

•	a lump-sum payment equal to 12 months of base salary (30 months in the case of Mr. Carney);

•	Company-paid COBRA benefits for 12 months; and

•	continued exercisability (but not accelerated vesting) of any vested stock options or stock appreciation rights until the earlier of nine months after termination of employment or the maximum term of the option or stock appreciation right.

If the employment of an NEO is terminated by us without cause or by such executive for “good reason” (as defined in the Retention Agreements) within three months before, or 12 months after, a change of control of the Company (as defined in the Retention Agreements), then the NEO instead will be eligible to receive, subject to the same requirement to execute a release of claims in favor of the Company and comply with the same post-employment obligations described above:

•	a lump-sum payment equal to 12 months of base salary and 100% of the NEO’s target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which termination of employment occurs (24 months of base salary and 200% of target cash bonus for Mr. Carney);

•	Company-paid COBRA benefits for 12 months (18 months in the case of Mr. Carney);

•	full accelerated vesting with respect to the NEO’s then outstanding, unvested equity awards; and

•	continued exercisability of any vested stock options or stock appreciation rights until the earlier of nine months after termination of employment or the maximum term of the option or stock appreciation right.

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If the NEO’s severance payments and other benefits trigger excise taxation under Sections 280G and 4999 of the Code, the payments and benefits will either be: (1) paid in full; or (2) reduced so the NEO is not subject to excise taxation, whichever results in the NEO’s receipt of the greatest after-tax severance amount. The Retention Agreements do not provide for gross-up of these taxes or any other taxes.

The 1999 Stock Plan provides that, in the event of a “merger” or “asset sale” (as defined in that plan), and the 2009 Stock Plan provides that, in the event of a “change in control” of the Company (as defined in that plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

The proposed merger with Broadcom will, if consummated, constitute a “change of control” under the terms of the Retention Agreements with our NEOs and a “merger” and “change in control” under the terms of the 1999 Stock Plan and 2009 Stock Plan, respectively. In accordance with SEC rules, the following disclosures regarding potential payments upon a change of control of the Company are not based on the terms of the merger agreement with Broadcom but instead assume that a hypothetical change of control occurred at the end of fiscal 2016, or October 29, 2016, and that our common stock would have a value in the hypothetical change of control equal to the closing market price of our common stock on October 28, 2016 (the last trading day on the NASDAQ Global Select Market prior to end of fiscal 2016), which was $8.69 per share. The merger agreement contemplates a purchase price of $12.75 per share of our common stock, which is substantially higher than the closing market price of our common stock on October 28, 2016. Accordingly, if the proposed merger with Broadcom is consummated, the value of the estimated change of control payments and benefits set forth below will be substantially higher.

Moreover, the following disclosures do not reflect: (i) a 3% increase in the base salary of Mr. Carney, and the resulting increase in his target cash bonus opportunity, for fiscal 2017, (ii) the grant of annual equity awards to each of the NEOs for fiscal 2017 in the form of RSUs and PSUs, or (iii) any changes in the cost of other benefits occurring after the end of fiscal 2016. Our definitive proxy statement on Schedule 14A filed with the SEC on December 20, 2016 contains disclosures regarding our estimates of compensation and benefits that will or may become payable to our NEOs in connection with the proposed merger with Broadcom, assuming the merger is consummated on May 2, 2017, and assuming each NEO experiences a qualifying termination of employment under his Retention Agreement as of that date.

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The following table quantifies the estimated payments and benefits that would be provided to each NEO upon a termination of employment in the regular course of business or a termination of employment in connection with a change of control of the Company as of the last day of fiscal 2016.

Potential Payments Upon Termination or Change of Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control
Lloyd A. Carney	Salary	$2,062,500	$0	$1,650,000
	Bonus	$0	$0	$2,475,000
	Health Benefits(1)	$27,213	$0	$40,819
	Equity Acceleration(2)	$0	$0	$8,910,849

	Total	$2,089,713	$0	$13,076,668
Daniel W. Fairfax	Salary	$465,000	$0	$465,000
	Bonus	$0	$0	$465,000
	Health Benefits(1)	$22,380	$0	$22,380
	Equity Acceleration(2)	$0	$0	$1,489,545

	Total	$487,380	$0	$2,441,925
Jeffrey P. Lindholm	Salary	$440,000	$0	$440,000
	Bonus	$0	$0	$550,000
	Health Benefits(1)	$12,931	$0	$12,931
	Equity Acceleration(2)	$0	$0	$1,740,411

	Total	$452,931	$0	$2,743,342
Ken K. Cheng	Salary	$455,000	$0	$455,000
	Bonus	$0	$0	$500,500
	Health Benefits(1)	$27,213	$0	$27,213
	Equity Acceleration(2)	$0	$0	$1,518,698

	Total	$482,213	$0	$2,501,411
Gale E. England	Salary	$420,000	$0	$420,000
	Bonus	$0	$0	$420,000
	Health Benefits(1)	$15,820	$0	$15,820
	Equity Acceleration(2)	$0	$0	$1,596,352

	Total	$435,820	$0	$2,452,172

(1)	Reflects cost of COBRA reimbursement assuming the executive elects COBRA.

(2)	Calculations reflect the closing market price for our common stock of $8.69 per share on Friday, October 28, 2016, the last trading day on the NASDAQ Global Select Market prior to the last day of the fiscal year ending Saturday, October 29, 2016. Equity award values were calculated using: (i) $8.69 per share minus the exercise price per stock option share, and (ii) $8.69 per share for restricted stock unit awards, in both cases multiplied by the number of shares of our common stock covered by each accelerating award. For PSUs whose performance period has not ended at the time of the change of control, the performance period is truncated to end on the completion of the change of control. To the extent any shares of our common stock are earned based on our performance relative to the NASDAQ Telecommunications Index for the truncated performance period, 50% of the earned shares would vest on the completion of the change of control and 50% would vest on the first anniversary of the change of control, or, if earlier, at the time of a qualifying termination of employment. The amounts presented in the “Equity Acceleration” rows of the “Involuntary Termination in Connection with a Change of Control” column of the table above with respect to PSUs whose performance period had not ended as of October 29, 2016 are calculated based on the number of shares of our common stock that would be earned assuming performance at target during a truncated performance period and assume a qualifying termination of employment occurring upon the completion of the change of control. In the event of a change of control where the acquirer declines to assume or substitute for outstanding equity awards, vesting of all outstanding awards accelerates in full. In such an event, and assuming an October 29, 2016 change of control and a $8.69 per share transaction price, the value of the equity acceleration for each of Messrs. Carney, Fairfax, Lindholm, Cheng and England also equals the equity acceleration values set forth in the “Involuntary Termination in Connection with a Change of Control” column.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of October 29, 2016, with respect to shares of our common stock that may be issued under our existing equity compensation plans (in thousands, except per share amounts):

	A		B		C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by shareholders(1)	22,070	(4)(5)	$	8.72	37,877 (7)
Equity compensation plans not approved by shareholders(2)	10,614	(6)	$	6.97	1,878 (8)

Total	32,684		$	7.86	39,755

(1)	Primarily represents shares reserved for issuance under the 2009 Employee Stock Purchase Plan (the “2009 ESPP”), the 2009 and 1999 Director Plans, and the 2009 and 1999 Stock Plans.

(2)	Consists solely of the Amended and Restated Inducement Award Plan described in Note 11, “Employee Compensation Plans,” of the Notes to Consolidated Financial Statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 29, 2016, as filed with the SEC.

(3)	The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding RSUs or PSUs, which have no exercise price, or the purchase price of shares to be issued under the 2009 ESPP.

(4)	Amount includes 3.9 million shares issuable upon exercise of outstanding options, 17.2 million shares issuable upon vesting of outstanding RSUs, and 1.0 million shares issuable upon vesting of outstanding PSUs. The PSUs issued in fiscal 2015 for which the performance period ended on October 29, 2016 were canceled effective October 29, 2016 because no shares were earned during the applicable performance period, so no amount is reported in the table with respect to those awards. For the PSUs issued in fiscal 2016 for which the performance period had not ended as of October 29, 2016, the amount reported in the table assumes the maximum number of shares are issued upon vesting of those awards.

(5)	Amount excludes purchase rights accrued under the 2009 ESPP.

(6)	Amount represents shares issuable upon exercise of outstanding options and RSUs granted under the Amended and Restated Inducement Award Plan. Of that amount: 2.4 million shares are issuable upon exercise of new-hire options granted to the Company’s Chief Executive Officer in January 2013; 1.3 million shares and 4.1 million shares are issuable upon exercise of replacement options and vesting of replacement RSUs, respectively, granted to employees of Ruckus Wireless, Inc. in accordance with Nasdaq Listing Rule 5635(c)(3) following Brocade’s acquisition of Ruckus Wireless, Inc. in May 2016; 2.3 million shares are issuable upon vesting of RSUs granted to employees of Ruckus Wireless, Inc. as inducement grants made in accordance with Nasdaq Listing Rule 5635(c)(4) in June 2016; and 0.5 million shares, which were assumed by Brocade from the Ruckus Wireless, Inc. Amended & Restated 2012 Equity Incentive Plan, are issuable upon vesting of RSUs granted to new employees of Ruckus Wireless, Inc. between May 2016 and October 2016 in accordance with Nasdaq Listing Rule 5635(c).

(7)	Amount consists of 24.5 million, 0.6 million, and 12.8 million shares available for future issuance under the 2009 ESPP, the 2009 Director Plan and the 2009 Stock Plan, respectively, as of October 29, 2016. Employee participation in the 2009 ESPP was suspended effective December 1, 2016, and the 2009 ESPP will terminate upon the completion of the proposed acquisition of the Company by Broadcom.

(8)

Amount represents shares assumed by Brocade from the Ruckus Wireless, Inc. Amended & Restated 2012 Equity Incentive Plan available for future issuance under the Amended and Restated Inducement Award Plan in accordance with Nasdaq Listing Rule 5635(c). As of October 29, 2016, no shares were available for future

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issuance under the Amended and Restated Inducement Award Plan in connection with inducement grants made in accordance with Nasdaq Listing Rule 5635(c)(4) or for with grants made in connection with future acquisition or merger activity in accordance with Nasdaq Listing Rule 5635(c)(3).

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance that were adopted without approval by shareholders, see Note 11 of the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 29, 2016, as filed with the SEC, which descriptions are incorporated herein by reference.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 17, 2017, as to: (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of the named executive officers; (iii) each director and nominee for director; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed shareholder is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
The Vanguard Group, Inc.(3)
100 Vanguard Blvd.
Malvern, PA 19355	32,131,165	7.88%
BlackRock, Inc.(4)
55 East 52nd Street
New York, NY 10055	30,513,209	7.48%
The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.(5)
200 West Street
New York, NY 10282	21,315,156	5.23%
Judy Bruner(6)	194,474	*
Lloyd A. Carney(7)	2,799,851	*
Ken K. Cheng(8)	861,448	*
Renato A. DiPentima(9)	243,500	*
Alan L. Earhart(10)	131,974	*
Gale E. England(11)	471,353	*
Daniel W. Fairfax(12)	428,851	*
John W. Gerdelman(13)	273,272	*
Kim C. Goodman(14)	24,438	*
David L. House(15)	403,224	*
L. William Krause(16)	267,204	*
Jeffrey P. Lindholm(17)	544,183	*
David E. Roberson(18)	86,974	*
Sanjay Vaswani(19)	272,974	*
All Directors and Executive Officers as a group (15 persons)(20)	7,211,644	1.77%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock owned by such person. The number of shares beneficially owned includes common stock that such individual has the right to acquire as of February 17, 2017 or within 60 days thereafter, including through the exercise of options or vesting of RSUs.

(2)	Percentage of beneficial ownership is based upon 407,697,674 shares of our common stock outstanding as of February 17, 2017. For each named person, this percentage includes common stock that the person has the right to acquire as of February 17, 2017 or within 60 days thereafter, including through the exercise of options or vesting of RSUs; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Based solely on a review of the Amendment No. 5 to Schedule 13G filed with the SEC on February 10, 2017.

a.	The Vanguard Group, Inc. has the sole power to vote or to direct the vote of 238,375 shares.

b.	The Vanguard Group, Inc. has shared power to vote or to direct the vote of 54,133 shares.

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c.	The Vanguard Group, Inc. has the sole power to dispose or to direct the disposition of 31,859,871 shares.

d.	The Vanguard Group, Inc. has shared power to dispose or to direct the disposition of 271,294 shares.

e.	Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 217,161 shares as a result of its serving as investment manager of collective trust accounts.

f.	Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 75,347 shares as a result of its serving as investment manager of Australian investment offerings.

(4)	Based solely on a review of the Amendment No. 2 to Schedule 13G filed with the SEC on January 19, 2017.

a.	BlackRock, Inc. has the sole power to vote or to direct the vote of 28,913,917 shares.

b.	BlackRock, Inc. has the sole power to dispose or direct the disposition of 30,513,209 shares.

(5)	Based solely on a review of the Schedule 13G filed jointly by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. with the SEC on February 9, 2017.

a.	The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. reported shared power to vote or to direct the vote of 21,313,993 shares.

b.	The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. reported shared power to dispose or direct the disposition of 21,315,156 shares.

(6)	Includes options to purchase 60,000 shares and 20,223 shares subject to RSUs.

(7)	Includes options to purchase 1,989,374 shares.

(8)	Includes options to purchase 114,895 shares and 225,727 shares held in trust.

(9)	Includes options to purchase 60,000 shares and 20,223 shares subject to RSUs.

(10)	Includes options to purchase 20,000 shares and 20,223 shares subject to RSUs.

(11)	Includes options to purchase 349,748 shares.

(12)	Includes options to purchase 110,729 shares.

(13)	Includes options to purchase 60,000 shares and 20,223 shares subject to RSUs.

(14)	Includes 20,223 shares subject to RSUs.

(15)	Includes options to purchase 110,000 shares and 25,223 shares subject to RSUs.

(16)	Includes options to purchase 90,000 shares and 20,223 shares subject to RSUs.

(17)	Includes options to purchase 339,958 shares and 18,750 shares subject to RSUs.

(18)	Includes 36,889 shares subject to RSUs.

(19)	Includes options to purchase 95,000 shares and 20,223 shares subject to RSUs.

(20)	Includes options to purchase 3,590,057 shares and 222,423 shares subject to RSUs, including Ellen A. O’Donnell’s options to purchase 190,353 shares.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% shareholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and 10% shareholders complied with the applicable filing requirements, except that Mr. Lindholm inadvertently failed to timely file one Form 4 covering one transaction in connection with the vesting of RSUs and related withholding of shares for the payment of taxes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transaction, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, 5% shareholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, which we refer to as “related party transactions.” The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification.

Except for the existing indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there were no other related party transactions during fiscal 2016.

During fiscal 2016, the Audit Committee was also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such practices. The Audit Committee previously reviewed the transaction described above and recommended it for inclusion in this section.

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AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed with our management our audited financial statements for the fiscal year ended October 29, 2016. In addition, the Audit Committee has discussed with KPMG LLP, our independent registered public accountants, the matters required to be discussed pursuant to the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 “Communications with Audit Committees.” The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent registered public accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2016.

Respectfully submitted by:

Judy Bruner (Chair)

Alan L. Earhart

John W. Gerdelman

David E. Roberson

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	the election of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Kim C. Goodman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	a nonbinding advisory vote to approve the compensation of our named executive officers;

•	a nonbinding advisory vote to approve the frequency of future advisory votes on named executive officer compensation;

•	to approve the amendment and restatement of Brocade’s 2009 Stock Plan; and

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 28, 2017.

We may also transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

•	FOR the election of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Kim C. Goodman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	FOR the nonbinding advisory vote to approve the compensation of our named executive officers;

•	FOR holding future advisory votes on named executive officer compensation on an annual basis;

•	FOR the amendment and restatement of Brocade’s 2009 Stock Plan; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 28, 2017.

Q:	Will the Annual Meeting still be held if the closing of the proposed merger with Broadcom occurs prior to April 11, 2017?

A:	While we anticipate that the proposed merger with Broadcom will be completed in the third quarter of our fiscal year 2017 (which begins on April 30, 2017 and ends on July 29, 2017), if the closing of the proposed merger occurs prior to the commencement of the Annual Meeting on April 11, 2017, then the Annual Meeting will not be held.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our shareholders of record and beneficial owners as of February 17, 2017 (the “Record Date”). Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice provides information on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who is entitled to vote at the meeting?

A:

Shareholders Entitled to Vote.     Shareholders who our records show owned shares of Brocade’s common stock (“Common Stock”) as of the close of business on the Record Date may vote at the Annual Meeting. On

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the Record Date, we had a total of 407,697,674 shares of Common Stock issued and outstanding, which were held of record by approximately 859 shareholders. No shares of preferred stock were outstanding. Each share of Common Stock is entitled to one vote. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

Registered Shareholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice was provided to you directly by Brocade. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Shareholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered shareholder or a street name shareholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. Please note that since street name shareholders are not the shareholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker or bank’s procedures for obtaining a legal proxy and then present that legal proxy for verification at the Annual Meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request us to send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Shareholders: Registered shareholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered shareholders will close at 11:59 PM Eastern Time on April 10, 2017.

Street Name Shareholders:    If your shares are held in a stock brokerage account or by a bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

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Street name shareholders may generally vote by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

•	By Methods Listed on Voting Instruction Card. Please refer to your voting instruction card or other information provided by your bank, broker or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

•	In Person with a Proxy from the Record Holder. A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker, bank or other nominee. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When a proxy is properly dated, executed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, but the proxy is otherwise properly completed and returned, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. If you are a holder of record, to revoke your proxy instructions and change your vote, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (130 Holger Way, San Jose, California 95134) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted). If you are a street name shareholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

Q:	How are votes counted?

A:	Each share of our Common Stock outstanding on the Record Date is entitled to one vote on each of the ten director nominees and one vote on each other matter.

Each director is elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee), except in the case of a contested election. We did not receive any director nominations within the time periods specified in our Bylaws, so this election of directors is uncontested. If a nominee who is currently

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serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive the approval of a majority of the votes cast at the Annual Meeting and the Board accepts the resignation. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the advisory vote on named executive officer compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result will not be binding on the Board or the Company. The Board and/or the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for future advisory votes on named executive officer compensation that has been selected by our shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result will not be binding on the Board or the Company. The Board and/or the Compensation Committee will consider the outcome of the vote when setting the frequency of future advisory votes on named executive officer compensation.

Approval of the amendment and restatement of the 2009 Stock Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q:	What are broker non-votes?

A:	Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter—the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the advisory vote to approve named executive officer compensation, the advisory vote to approve the frequency of future advisory votes on named executive officer compensation and the amendment and restatement of our 2009 Stock Plan.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Innisfree M&A Incorporated to assist with the solicitation for an estimated fee of $15,000, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of shareholders or nominate individuals to serve as directors?

A:

In light of the pending merger with Broadcom, we do not expect to hold an annual meeting of shareholders in 2018 as we will not have public shareholders once the merger is consummated. However, in the event that the

Brocade Communications Systems, Inc. | 2017 Proxy Statement    79

proposed merger is not completed, we will hold a 2018 Annual Meeting of Shareholders and shareholders will continue to be entitled to attend and participate in such meeting. You may present proposals for action at any future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a shareholder proposal to be included in our proxy statement and form of proxy relating to our 2018 Annual Meeting of Shareholders, if held, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than October 26, 2017. If a shareholder intends to submit a proposal or a nomination for director for our 2018 Annual Meeting of Shareholders that is not intended to be included in our proxy statement, the shareholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2017 Annual Meeting. If the date of the 2018 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2017 Annual Meeting, notice by the shareholder must be received no earlier than 90 days prior to the 2018 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2018 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2018 Annual Meeting is first made by Brocade.

In order for a shareholder to nominate one or more director candidates to be included in our proxy statement and form of proxy relating to our 2018 Annual Meeting of Shareholders, if held, pursuant to the “proxy access” provisions set forth in Section 2.15 of our bylaws, the shareholder must give us notice in accordance with the requirements set forth in our bylaws within the time periods set forth above.

Our bylaws require that certain information, acknowledgments, representations and/or undertakings with respect to the proposal or the nominee, as applicable, and the shareholder making the proposal or the nomination be set forth in or provided with the notice. Our bylaws have been publicly filed with the SEC and can also be found on our Investor Relations website at www.brcd.com in the Corporate Governance section.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each shareholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any shareholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-8000 or write to Investor Relations, Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other shareholders who have multiple accounts in their names or who share an address with other shareholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

80     2017 Proxy Statement | Brocade Communications Systems, Inc.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Brocade’s Board of Directors is providing these proxy materials to you for use in connection with the 2017 Annual Meeting of Shareholders to be held on April 11, 2017 at 2:00 pm Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at the Hyatt Regency Santa Clara, located at 5101 Great America Parkway, Santa Clara, California 95054. Shareholders of record as of the Record Date are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability was first mailed on or about February 23, 2017 to shareholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended October 29, 2016, including financial statements, were first made available to you on the Internet, on or about February 23, 2017. Our principal executive offices are located at 130 Holger Way, San Jose, California 95134, and our telephone number is (408) 333-8000. We maintain a website at www.brocade.com. The information on our website is not a part of this proxy statement.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Ellen A. O’Donnell

Senior Vice President, General Counsel and Corporate Secretary

February 23, 2017

Brocade Communications Systems, Inc. | 2017 Proxy Statement    81

Appendix A

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 STOCK PLAN

(As amended and restated on [                    ], 2017)

1.    Purposes of the Plan. The purposes of this Plan are:

to attract and retain the best available personnel for positions of substantial responsibility,

to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business.

Options granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.    Definitions. As used herein, the following definitions will apply:

(a)    “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Section 4 of the Plan.

(b)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)    “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(d)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)    “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator.

(f)     “Board” means the Board of Directors of the Company.

(g)    “Change in Control” means the occurrence of any of the following events:

(i)   Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii)   Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)  Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(g), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)   “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(j)    “Common Stock” means the common stock of the Company.

(k)   “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(l)    “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m)  “Director” means a member of the Board.

(n)   “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)   “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)  In the absence of an established market for the Common Stock, the fair market value will be determined in good faith by the Administrator.

(r)    “Fiscal Year” means the fiscal year of the Company.

(s)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t)    “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(u)   “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award grant. The Notice of Grant is part of the Award Agreement.

(v)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)   “Option” means a stock option granted pursuant to the Plan.

(x)   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y)   “Participant” means the holder of an outstanding Award.

(z)   “Performance Goals” will have the meaning set forth in Section 15 of the Plan.

(aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 14.

(bb) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 14.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this 2009 Stock Plan.

(ee) “Restricted Stock” means shares of Common Stock acquired pursuant to an Award of restricted stock under Section 11 of the Plan.

(ff)   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 12. Each restricted stock unit represents an unfunded and unsecured obligation of the Company.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii)   “Service Provider” means an Employee, Director or Consultant.

(jj)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(kk)  “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 13 is designated as a Stock Appreciation Right.

(ll)   “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.

(a)    Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 128,500,000 Shares, plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)    Full Value Awards. Effective April 7, 2015, any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as 2.03 Shares for every Share subject thereto. Further, if Shares acquired pursuant to any Awards other than Options or Stock Appreciation Rights are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 2.03 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c)    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Awards other than Options or Stock Appreciation Rights, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all Shares subject to a Stock Appreciation Right will cease to be available under the Plan, other than Shares forfeited due to failure to vest which will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award, will not be returned to the Plan and will not become available for future distribution under the Plan, except that if Shares issued pursuant to Awards other than Options or Stock Appreciation Rights are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 18, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(c).

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)   Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)  Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)  Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)    to determine the Fair Market Value;

(ii)   to select the Service Providers to whom Awards may be granted hereunder;

(iii)  to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv)  to approve forms of Award Agreements for use under the Plan;

(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 22(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 8 regarding Incentive Stock Options);

(ix)  to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 19;

(x)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Prohibition Against Repricing. Subject to adjustments made pursuant to Section 18 and notwithstanding anything to the contrary in the Plan, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants.

5.    Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.    Limitations.

(a)    Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable (under all plans of the Company and any Parent or Subsidiary) for the first time by the Participant during any calendar year exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)    Neither the Plan nor any Award will confer upon a Participant any right to continuing the Participant’s relationship as a Service Provider with the Company, nor will the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c)    The following limitations will apply to grants of Options:

(i)    No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 3 million Shares, subject to Section 6(c)(iii) below.

(ii)    In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 3 million Shares which will not count against the limit set forth in subsection (i) above.

(iii)   The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.

(iv)  If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 18), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7.    Term of Plan. Subject to Section 26 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of 10 years unless terminated earlier under Section 22 of the Plan.

8.    Term of Option. The term of each Option will be 7 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Award Agreement.

9.    Option Exercise Price and Consideration.

(a)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(i)    In the case of an Incentive Stock Option

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code.

(b)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised.

(c)      Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i)      cash;

(ii)     check;

(iii)    other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company;

(iv)    net issue exercise, whereby Participant surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the Participant that number of Shares computed using the following formula:

Y (A - B)
X	=	A

Where:

X	= The number of Shares to be issued to Participant;
Y	= The number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);
A	= The Fair Market Value of one Share (at the date of such calculation);
B	= The exercise price per Share of the Option (as adjusted to the date of the calculation);

(v)     consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi)    a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii)   any combination of the foregoing methods of payment; or

(viii)   such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.    Exercise of Option.

(a)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the

Shares with respect to which the Option is exercised (together with any applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to any Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(c)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(d)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e)    Buyout Provisions. Subject to Section 4(c), the Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator will establish and communicate to the Participant at the time that such offer is made.

11.    Restricted Stock.

(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Service Provider will receive more than an aggregate of 3 million shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 3 million shares of Restricted Stock.

(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold shares of Restricted Stock until the restrictions on such Restricted Stock has lapsed.

(c)    Transferability. Except as provided in this Section 11, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate.

(e)    Removal of Restrictions. Except as otherwise provided in this Section 11, Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)     Voting Rights. During the Period of Restriction, Participants holding Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as Restricted Stock with respect to which they were paid.

(h)    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i)     Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

12.    Restricted Stock Units.

(a)    Grant. Restricted Stock Units may be granted at any time as determined by the Administrator. Notwithstanding the foregoing sentence, during any Fiscal Year, no Service Provider will receive more than an aggregate of 3 million Restricted Stock Units. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 3 million Restricted Stock Units. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 12(d), may be left to the discretion of the Administrator.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria (which may include performance objectives based upon the achievement of Company-wide, departmental or individual goals, Company performance relative to selected other companies, or any other basis determined by the Administrator) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria (including without limitation, achievement of any applicable performance objectives), the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares or a combination thereof.

(e)    Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f)     Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals). The Performance Goals will be set by the Administrator on or before the Determination Date.

13.    Stock Appreciation Rights.

(a)    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time as will be determined by the Administrator, in its sole discretion.

(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Service Provider will be granted Stock Appreciation Rights covering more than 3 million Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service, a Service Provider may be granted Stock Appreciation Rights covering up to an additional 3 million Shares.

(c)    Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan; provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than 7 years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 10 will also apply to Stock Appreciation Rights.

(f)     Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price of that Stock Appreciation Right; times

(ii)    The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

14.    Performance Units and Performance Shares.

(a)    Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, (i) no Service Provider will receive Performance Units having an initial value greater than $15,000,000 and (ii) no Service Provider will receive more than 3 million Performance Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted up to an additional 3 million Performance Shares.

(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)    Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion that, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)    Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)     Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g)    Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

15.    Performance Goals.

(a)    Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) Cash Position, (ii) Company Free Cash Flow, (iii) Earnings Per Share, (iv) EBITDA, (v) Gross Margin, (vi) Internal Rate of Return, (vii) Net Cash Provided by Operations, (viii) Net Income, (ix) Operating Cash Flow, (x) Operating Expenses, (xi) Operating Income, (xii) Profit Before Tax, (xiii) Return on Assets, (xiv) Return on Equity, (xv) Return on Gross Fixed Assets, (xvi) Return on Investment, (xvii) Return on Sales, (xviii) Revenue, (xix) Revenue Growth, and (xx) Total

Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) measured in terms of growth, (iii) compared to another company or companies, (iv) measured against the market as a whole and/or according to applicable market indices, (v) measured against the performance of the Company as a whole or a segment of the Company, (vi) measured on a pre-tax or post-tax basis (if applicable), and/or (vii) measured on the basis of generally accepted accounting principles (“GAAP”) or on the basis of non-GAAP metrics consistent with the Company’s practices. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied.

(b)    Definitions. The following definitions will apply to the Performance Goals, as used herein:

(i)     “Cash Position” means the Company’s or a business unit’s level of cash and cash equivalents.

(ii)    “Company Free Cash Flow” means as to any Performance Period, the Company’s or a business unit’s Net Cash Provided by Operations less payments for property, plant, and equipment determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(iii)   “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(iv)   “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(v)    “EBITDA” means as to any Performance Period, the Company’s or a business unit’s earnings before interest, depreciation and amortization determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(vi)   “Gross Fixed Assets” means as to any Performance Period, the value of the Company’s assets intended for ongoing use in business operations, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(vii)  “Gross Margin” means as to any Performance Period, the Company’s or a business unit’s revenue less the cost of goods sold, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(viii)  “Internal Rate of Return” means as to any Performance Period, the annualized effective compounded return rate which can be earned on identified invested capital (i.e., the yield on the investment) with respect to the Company or business unit.

(ix)   “Net Cash Provided by Operations” means as to any Performance Period, the Company’s or a business unit’s Net Income plus adjustments to reconcile Net Income to Net Cash Provided by Operations, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(x)   “Net Income” means as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xi)  “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xii)      “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Performance Period determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xiii)      “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xiv)      “Performance Period” means a period of time as the Administrator will determine in its sole discretion.

(xv)       “Profit Before Tax” means as to any Performance Period, the Company’s or a business unit’s net sales less all expenses (except for taxes, equity, and minority interest), determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xvi)      “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xvii)     “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xviii)    “Return on Gross Fixed Assets” means as to any Performance Period, the Company’s or a business unit’s annualized EBITDA divided by the total Gross Fixed Assets determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xix)      “Return on Investment” means as to any Performance Period, the benefit (return) of an investment divided by the cost of the investment.

(xx)       “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xxi)      “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles.

(xxii)     “Revenue Growth” means as to any Performance Period, the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(xxiii)    “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

16.    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence or period of time for a transfer between locations of the Company or between the Company, its Parent, or any Subsidiary. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock

Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the 1st day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

17.    Transferability.

(a)    Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

(b)    Prohibition Against an Award Transfer Program. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

18.    Adjustments Upon Changes in Capitalization, Dissolution, Change in Control.

(a)    Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the Common Stock, repurchase, or exchange of Shares or other securities of the Company, or any other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Board (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of benefits of potential benefits to be made available under the Plan. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Notwithstanding the preceding, the number of Shares subject to any Award will always be a whole number. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award will lapse as to all such Shares or, with respect to Restricted Stock Units, all Shares will vest, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)    Change in Control. In the event of a merger or a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all his or her outstanding Options and Stock Appreciation Rights, including Shares as to which it would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, all outstanding Restricted Stock Units will fully vest, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met unless otherwise expressly provided for in the Award Agreement. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator, and the Award will terminate upon the expiration of such period. For the purposes of this paragraph, the Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction

(and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 18(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

19.    Tax Withholding.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

20.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right to continuing the Participant’s relationship as a Service Provider with the Company, nor will the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

21.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

22.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

26.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

27.    Recoupment. The Company is committed to the principle of strong corporate governance and the integrity of its financial statements. In the event that material accounting errors occur that require correction of the Company’s issued financial statements, whether or not such errors result from fraud or intentional misconduct by Executives (as defined below), the intent of this policy is for the Compensation Committee to seek repayment of all cash-based incentive compensation or performance-based equity compensation (“Incentive Compensation”) erroneously paid or granted to the CEO and any of the executives of the Company who report directly to the CEO (collectively, “Executives”) based on the material accounting error, if the amount of such Incentive Compensation would have been lower had the Incentive Compensation been calculated based upon financial statements free of any material accounting errors. In determining whether to pursue such repayment, the Compensation Committee will take into account certain considerations including but not limited to the feasibility and expense of recoupment, any pending legal action, and the passage of time since the occurrence of the accounting error requiring the correction. Following such determination, the Company shall disclose in its next annual proxy statement any decision by the Compensation Committee to pursue such repayment as well as any decision by the Compensation Committee not to pursue such repayment and the reasons therefor. The Company shall amend this recoupment provision, as appropriate, following the implementation of final rules to be promulgated by the U.S. Securities and Exchange Commission under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Appendix B

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

To supplement financial information presented on a GAAP basis, Brocade provides information presented on a non-GAAP basis. These non-GAAP measures are not computed in accordance with, or as an alternative to, financial information presented on a GAAP basis. Management believes that these non-GAAP measures allow management to gain a better understanding of Brocade’s comparative operating performance. Management uses these non-GAAP measures for planning and forecasting and in making decisions regarding operations and the allocation of resources. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. The most directly comparable GAAP information and a reconciliation between the GAAP and non-GAAP amounts is provided in the table below.

	For the Year Ended
	October 29, 2016	October 31, 2015
	(In thousands, except per share amounts)
Non-GAAP adjustments
Stock-based compensation expense included in cost of revenues	$16,882	$12,946
Amortization of intangible assets expense included in cost of revenues	28,787	7,641
Purchase accounting adjustment to inventory	30,565	—

Total gross margin impact from non-GAAP adjustments	76,234	20,587
Stock-based compensation expense included in research and development	29,298	18,714
Stock-based compensation expense included in sales and marketing	53,357	38,340
Stock-based compensation expense included in general and administrative	31,469	18,528
Amortization of intangible assets expense included in operating expenses	15,661	2,556
Acquisition and integration costs	28,922	3,942
Restructuring and other related benefits	(603)	(678)

Total operating income impact from non-GAAP adjustments	234,338	101,989
Call premium cost and write-off of debt discount and debt issuance costs related to lenders that did not participate in refinancing	—	15,122
Gain on sale of non-marketable equity investment	27,865	—
Convertible debt interest	15,390	11,731
Income tax effect of non-GAAP adjustments	(57,709)	(33,179)

Total net income impact from non-GAAP adjustments	$219,884	$95,663

Gross margin reconciliation
GAAP gross margin	$1,516,339	$1,528,073
Total gross margin impact from non-GAAP adjustments	76,234	20,587

Non-GAAP gross margin	$1,592,573	$1,548,660

GAAP gross margin, as a percent of total net revenues	64.6%	67.5%
Non-GAAP gross margin, as a percent of total net revenues	67.9%	68.4%
Operating income reconciliation
GAAP operating income	$307,093	$492,680
Total operating income impact from non-GAAP adjustments	234,338	101,989

Non-GAAP operating income	$541,431	$594,669

GAAP operating income, as a percent of total net revenues	13.1%	21.8%
Non-GAAP operating income, as a percent of total net revenues	23.1%	26.3%
Net income and net income per share attributable to Brocade reconciliation
Net income attributable to Brocade on a GAAP basis	$213,815	$340,362
Total net income impact from non-GAAP adjustments	219,884	95,663

Non-GAAP net income attributable to Brocade	$433,699	$436,025

Non-GAAP net income per share—basic attributable to Brocade	$1.06	$1.04

Non-GAAP net income per share—diluted attributable to Brocade	$1.04	$1.01

Shares used in non-GAAP per share calculation—basic	409,058	420,331

Shares used in non-GAAP per share calculation—diluted	417,093	430,556

B-1

MAP AND DIRECTIONS TO THE HYATT REGENCY SANTA CLARA

The Hyatt Regency Santa Clara

5101 Great America Parkway

Santa Clara, California 95054

From San Francisco—Traveling South on Highway 101

•	Take 101 South toward San Jose
•	Exit at Great America Parkway
•	Turn left on Great America Parkway
•	The Hyatt Regency Santa Clara is located at the corner of Tasman Avenue and Great America Parkway

From San Jose—Traveling North on Highway 101

•	Take 101 North
•	Exit at Great America Parkway
•	Turn right on Great America Parkway
•	The Hyatt Regency Santa Clara is located at the corner of Tasman Avenue and Great America Parkway

From Oakland

•	Take I-880 South toward San Jose to Highway 237
•	Take Highway 237 toward Mountain View
•	Exit at Great America Parkway
•	Turn left on Great America Parkway
•	The Hyatt Regency Santa Clara is located at the corner of Tasman Avenue and Great America Parkway

BROCADE
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below:
TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1, a Vote FOR Proposals 2, 4, and 5 and a Vote of ONE YEAR for Proposal 3.
1. Election of directors:
01 Judy Bruner
02 Lloyd A. Carney
FOR
AGAINST
ABSTAIN
06 Kim C. Goodman
07 David L. House
FOR
AGAINST
ABSTAIN
Please fold here – Do not separate
03 Renato A. DiPentima
04 Alan L. Earhart
05 John W. Gerdelman
08 L. William Krause
09 David E. Roberson
10 Sanjay Vaswani
2. Nonbinding advisory vote to approve compensation of named executive officers
3. Nonbinding advisory vote to approve the frequency of future advisory votes on named executive officer compensation
4. Approval of the amendment and restatement of the 2009 Stock Plan
5. Ratification of the appointment of KPMG LLP as the independent registered public accountants of Brocade Communications Systems, Inc. for the fiscal year ending October 28, 2017
1 Year
For
2 Years
For
For
Against
3 Years
Against
Against
Abstain
Abstain
Abstain
Abstain
THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BROCADE COMMUNICATIONS SYSTEMS, INC.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 11, 2017
2:00 p.m. Pacific Time
The Hyatt Regency Santa Clara
5101 Great America Parkway
Santa Clara, California 95054
BROCADE
Brocade Communications Systems, Inc.
130 Holger Way
San Jose, California 95134
Proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 11, 2017.
This proxy, when properly executed and returned, will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the Nominees listed in Proposal 1, “FOR” Proposals 2, 4 and 5 and “ONE YEAR” for Proposal 3.
By signing and returning the proxy, you revoke all prior proxies and appoint David L. House, Lloyd A. Carney, Ellen A. O’Donnell and Daniel W. Fairfax, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET
www.proxypush.com/brcd
Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April 10, 2017.
PHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April 10, 2017.
MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.